Exhibit 10.1

TERM LOAN AGREEMENT

dated as of

May 7, 2024,

among

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, as the Company,

the BANKS party hereto from time to time, and

BANK OF MONTREAL,
as Administrative Agent

BMO CAPITAL MARKETS CORP.,

ROYAL BANK OF CANADA,

BNP PARIBAS SECURITIES CORP.,

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH,

HSBC BANK USA, NATIONAL ASSOCIATION,

MIZUHO BANK, LTD.,

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

U.S. BANK NATIONAL ASSOCIATION,

WELLS FARGO SECURITIES, LLC,

BARCLAYS BANK PLC,

CITIBANK, N.A.,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

and

PNC CAPITAL MARKETS LLC,

as Joint Lead Arrangers and Joint Bookrunners

i

ii

iii

SCHEDULES

I	Term Commitments
II	Permitted Liens
III	Transactions with Affiliates
IV	Certain Debt

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Note
D	Form of Solvency Certificate
E	Form of Notice of Borrowing
F	Form of Interest Election Request
G	Form of Prepayment Notice
H-1	Form of US Tax Compliance Certificate
H-2	Form of US Tax Compliance Certificate
H-3	Form of US Tax Compliance Certificate
H-4	Form of US Tax Compliance Certificate
I	Form of Incremental Assumption Agreement

i

This TERM LOAN AGREEMENT, dated as of May 7, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into among AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, an Iowa corporation (“AEL” or the “Company”), which shall be merged with and into AMERICAN NATIONAL GROUP, LLC, with AEL surviving such merger, the BANKS from time to time party hereto and BANK OF MONTREAL, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS

Pursuant to that certain Agreement and Plan of Merger, dated as of July 4, 2023 (the “AEL Acquisition Agreement”), by and among Parent (as defined below), Arches Merger Sub Inc., a Delaware corporation (“Merger Sub”), AEL and BAM (as defined below), Parent has acquired all outstanding equity interests of the Company indirectly, by means of a merger of Merger Sub with and into AEL, with AEL surviving such merger (the “AEL Merger”).

Pursuant to that certain Agreement and Plan of Merger, dated as of May 7, 2024, by and between AEL and American National Group, LLC, it is intended that American National Group, LLC merge with and into AEL, with AEL surviving such merger (the transactions described in this sentence, the “Reorganization”).

Merger Sub has requested that the Banks make term loans to the Company on the Closing Date in an aggregate principal amount of $1,750,000,000, and the Banks are prepared to make such term loans on the terms and conditions hereof. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01         Definitions. The following terms, as used herein, have the following meanings:

“Acquired Debt” means Debt of the Company or any Subsidiary acquired pursuant to an acquisition not prohibited under this Agreement (or Debt assumed at the time of such acquisition of an asset securing such Debt); provided that such Debt was not incurred in connection with, or in anticipation or contemplation of, such acquisition.

“AEL” has the meaning set forth in the preamble to this Agreement.

“AEL Acquisition Agreement” has the meaning set forth in the recitals to this Agreement.

“AEL Merger” has the meaning set forth in the recitals to this Agreement.

“Acquisition Agreement Representations” means the representations and warranties made by, or on behalf of, AEL and its subsidiaries in the AEL Acquisition Agreement as are material to the interests of the Banks, but only to the extent that Merger Sub has (or any of its subsidiaries or Affiliates has) the right to terminate its obligations under the AEL Acquisition Agreement, or the right to elect not to consummate the AEL Merger (or otherwise not have an obligation to close), as a result of a breach of one or more of such representations and warranties in the AEL Acquisition Agreement.

“Additional Securities” means any preferred Capital Stock of the Company.

“Adjusted Consolidated Net Worth” means, at any date, without duplication, the consolidated shareholders’ equity, determined in accordance with GAAP, of the Company and its Consolidated Subsidiaries; provided that, in determining such Adjusted Consolidated Net Worth, there shall be excluded (i) any “Accumulated Other Comprehensive Income (Loss)” shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries prepared in accordance with GAAP, (ii) any charge taken to write off any goodwill included on the consolidated balance sheet of the Company and its Consolidated Subsidiaries on the Closing Date to the extent such charges are required by FASB ASC 350, (iii) the effects of FAS 133 adjustments for derivatives and embedded derivatives and (iv) all noncontrolling equity interests in subsidiaries (as determined in accordance with FASB ASC 160) shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries; provided further that, Adjusted Consolidated Net Worth shall not be reduced by the outstanding principal amount of any Shareholder Loans.

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) the Daily Simple SOFR Adjustment.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Administrative Agent” has the meaning set forth in the preamble to this Agreement.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, directly or indirectly (through one or more intermediates), Controls or is Controlled by or is under common Control with such Person. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, but excluding any Person that would be an “Affiliate” solely because it is an unrestricted portfolio company of Parent. “Controlling” and “Controlled” have meanings correlative thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” has the meaning set forth in Section 4.10.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.10.

“Applicable Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire or such other office, branch or Affiliate of such Bank as it may hereafter designate as its Applicable Lending Office for purposes hereof by notice to the Company and the Administrative Agent.

“Applicable Margin” means, for any day, with respect to the interest margin on any Base Rate Term Loan or SOFR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Margin (Base Rate Term Loans)” or “Applicable Margin (SOFR Loans)”, respectively, based upon (a) initially, the Debt to Capitalization Ratio of the Company set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.01(c) (provided that, prior to the delivery of the Compliance Certificate, the Applicable Margin shall be determined by reference to Category 3) and (b) from and after the date Debt Ratings giving effect to the Transactions become publicly available (the “Debt Ratings Availability Date”), the applicable Debt Ratings of the Company from Moody’s and/or S&P, in each case, with a negative or better outlook:

Status	Debt to Capitalization Ratio:	Debt Rating:	Applicable Margin (SOFR Loans):	Applicable Margin (Base Rate Term Loans):
Category 1	≤ 0.20:1.00	≥ BBB+/Baa1	1.125%	0.125%
Category 2	> 0.20:1.00 ≤ 0.25:1.00	BBB/Baa2	1.250%	0.250%
Category 3	> 0.25:1.00 ≤ 0.30:1.00	BBB-/Baa3	1.500%	0.500%
Category 4	> 0.30:1.00	< BBB-/Baa3	1.750%	0.750%

For purposes of the foregoing, prior to the Debt Ratings Availability Date each change in the Applicable Margin resulting from a change in the Debt to Capitalization Ratio shall be effective as of the first Business Day immediately following the date of delivery to the Administrative Agent of a Compliance Certificate pursuant to Section 5.01(c) indicating such change until the first Business Day immediately following the next date of delivery of a Compliance Certificate indicating another such change.

For purposes of the foregoing, following the Debt Ratings Availability Date, (a) if the Debt Ratings shall fall within different Categories that are one Category apart, the Applicable Margin shall be determined by reference to the Category of the higher of the two ratings; (b) if the Debt Ratings shall fall within different Categories that are two Categories apart, the Applicable Margin shall be determined by reference to the Category that is one level lower than the Category of the higher Debt Rating; provided that, in the circumstances set forth in clauses (a) and (b) above, if the lesser rating is worse than BBB-/Baa3, the Applicable Margin shall be determined by reference to Category 4; (c) if none of Moody’s or S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the penultimate sentence of this definition), the Applicable Margin shall be determined by reference to Category 4, (d) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Margin shall be determined by reference to the Category applicable to such available rating; and (e) if the Debt Ratings shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Prior to the Debt Ratings Availability Date, the Applicable Margin will be determined by reference to the Debt to Capitalization Ratio.

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, following the Debt Ratings Availability Date the Applicable Margin shall be determined by reference to the rating of Moody’s and/or S&P, as the case may be, most recently in effect prior to such change or cessation. References herein to “Applicable Margin” shall refer to the Applicable Margin for the relevant Type of Term Loan, as applicable.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Bank, an entity that administers or manages a Bank, or an Affiliate of either.

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an Assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“ASU” has the meaning set forth in Section 1.03(c).

“Automatic Continuation Election” has the meaning set forth in Section 2.02(a)(iv).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 8.01(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BAM” means Brookfield Asset Management Ltd., a company incorporated under the laws of the Province of British Columbia (together with its controlled affiliates and funds, partnerships or other co-investment vehicles managed or advised by it or its controlled affiliates).

“Bank” means each Person listed under the caption “BANKS” on the signature pages hereof, and each other Person that shall become a party hereto as a Bank pursuant to Section 2.08 or pursuant to an Assignment and Assumption or other instrument executed hereunder (other than any such Person that ceases to be a Bank by means of assignment pursuant to this Agreement), together with its successors; provided that any Bank may elect to perform any of its obligations under this Agreement or other Credit Document by acting through one or more of its Affiliates or branches; provided, further, that any exercise of such option shall not affect the obligation of the Company to repay such obligation in accordance with the terms of this Agreement.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, rehabilitation or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental body, agency or official or instrumentality thereof as long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental body, agency or official or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the Prime Rate in effect for such day, (b) the sum of (i) the Federal Funds Rate in effect on such day plus (ii) 0.50%, and (c) the sum of (i) Adjusted Term SOFR for a one-month tenor in effect on such day (or, if Daily Simple SOFR has replaced Term SOFR pursuant to Section 8.01 or 8.06, Adjusted Daily Simple SOFR in effect for such day) plus (ii) 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR (or, if Daily Simple SOFR has replaced Term SOFR pursuant to Section 8.01 or 8.06, Daily Simple SOFR), as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Sections 8.01 or 8.06, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided that if Base Rate as determined above shall ever be less than the Floor, then Base Rate shall be deemed to be the Floor.

“Base Rate Borrowing” means, as to any Borrowing, the Base Rate Term Loan comprising such Borrowing.

“Base Rate Term Loan” means the portion of the Term Loans that bears interest by reference to the Base Rate in accordance with the applicable Notice of Borrowing, Article VIII or as otherwise set forth herein.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 8.01(a).

“Benchmark Replacement” the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)            Adjusted Daily Simple SOFR;

(2)            the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Company giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, (a) for purposes of clause (1) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent: (i) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the time that such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; or (ii) the spread adjustment (which may be a positive or negative value or zero) as of the time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and (b) for purposes of clause (2) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Company giving due consideration to (ii) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities

“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Company, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Company, is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

Notwithstanding anything herein to the contrary, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

Notwithstanding anything herein to the contrary, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 8.01 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 8.01.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Borrowing” means Term Loans of the same Type that are made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized by law to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that, any instrument evidencing Debt convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock unless and until such interest is so converted or exchanged.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority.

“Change of Control” means any event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) other than Permitted Holders shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of 50% or more of the aggregate voting power represented by the issued and outstanding common Capital Stock of the Company.

“Class”, when used in reference to any Loan or Borrowing, refers to Term Loans or Loans under any Incremental Facility, and when used in reference to any Commitment, refers to Term Commitments or Commitments under any Incremental Facility.

“Closing Date” means the date this Agreement becomes effective in accordance with Section 3.01.

“Closing Date Refinancing” means the repayment of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under and with respect to the Existing Credit Agreements (other than contingent obligations not then due and payable and that by their terms survive the termination of the applicable Existing Credit Agreement) and the termination of all commitments in respect thereof.

“Closing Date Trust Preferred Securities” means preferred securities issued by American Equity Capital Trust II as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, as to any Bank, the Term Commitment of such Bank and any commitment under any Incremental Facility.

“Company” has the meaning set forth in the preamble to this Agreement.

“Compliance Certificate” means a certificate substantially in the form attached hereto as Exhibit B.

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date; provided that, for purposes of Section 5.01, the term “Consolidated Subsidiary” shall include each of the Investment Entities to the extent the accounts of such entity are required to be (and are) consolidated with those of the Company in its consolidated financial statements in accordance with GAAP.

“Consolidated Total Capitalization” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (a) Consolidated Total Indebtedness plus (b) Adjusted Consolidated Net Worth.

“Consolidated Total Indebtedness” means, at any date, for the Company and its Consolidated Subsidiaries, the sum of, without duplication, (a) the aggregate amount of all Non-Operating Indebtedness plus (b) the aggregate amount of all Disqualified Capital Stock of such Person to the extent such amount would not be included in the determination of Adjusted Consolidated Net Worth; provided that Consolidated Total Indebtedness shall not include (i) any Shareholder Loans outstanding as of such date, (ii) any Debt evidenced by Trust Securities Notes outstanding as of such date, but only to the extent that the aggregate unpaid principal balance of such Trust Securities Notes on such date does not exceed an amount equal to 15% of Consolidated Total Capitalization on such date (for the sake of clarity, with any portion of Debt evidenced by Trust Securities Notes that exceeds an amount equal to 15% of Consolidated Total Capitalization on such date being included in Debt for the purposes of this definition) or (iii) any Subordinated Debt other than any Debt evidenced by Trust Securities Notes. Notwithstanding anything in this Agreement to the contrary, the term “Consolidated Total Indebtedness” shall not include Debt, obligations or other liabilities to the extent that it has been defeased (whether by covenant or legal defeasance), satisfied and discharged, redeemed, cash collateralized or otherwise held in escrow in connection with the offering or issuance of such indebtedness, obligations or other liabilities or otherwise in connection with any other transaction (including any acquisition) (or that would constitute Debt, obligations or liabilities prior to such defeasance, satisfaction and discharge, redemption, cash collateralization, or deposit into escrow) in accordance with the terms of the documents governing such indebtedness, obligations or other liabilities.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” means (a) this Agreement, (b) the Notes and (c) the Fee Letter.

“Credit Party” means the Administrative Agent or any Bank.

“Cure Period” has the meaning set forth in Section 6.02(a).

“Cure Right” has the meaning set forth in Section 6.02(a).

“Daily Simple SOFR” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (B) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Day, SOFR in respect of such Daily Simple SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such Daily Simple SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Daily Simple SOFR Rate Days, and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Company.

“Daily Simple SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Daily Simple SOFR Determination Day” has the meaning set forth in the definition of Daily Simple SOFR.

“Daily Simple SOFR Loan” means a Term Loan that bears interest at a rate based on Adjusted Daily Simple SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Daily Simple SOFR Rate Day” has the meaning set forth in the definition of Daily Simple SOFR.

“Debt” of any Person means, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (with respect to the Company, including the Trust Securities Notes), (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee under capital leases, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; provided that the amount of any Debt under this clause (f) shall be equal to the lesser of (i) the amount secured by such Lien and (ii) the fair market value of the asset subject to such lien at such date of determination (as determined in good faith by the Company), (g) all Debt of others Guaranteed by such Person, and (h) all obligations of such Person in respect of Disqualified Capital Stock; provided that the definition of “Debt” does not include any obligations of such Person (i) under repurchase or reverse repurchase agreements to repurchase or resell (as applicable) securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or other property), (ii) to return collateral pledged in respect of or in connection with the loan of such securities, (iii) under reinsurance, coinsurance, modified coinsurance agreements or similar agreements and related trust agreements (including trust obligations or obligations to otherwise pledge collateral thereunder), (iv) Trust Securities and any obligations in respect thereof (other than Trust Securities Notes) and (v) arising under insurance products created or entered into in the ordinary course of business. It is acknowledged and agreed that annuities, guaranteed investment contracts, funding agreements and similar instruments and agreements shall not constitute “Debt”.

“Debt Ratings” means, as of any date of determination, the public rating as determined by Moody’s and/or S&P, as the case may be, of the Company’s Index Debt.

“Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated Total Capitalization

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Bank” means any Bank that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of a Term Loan or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement will not be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations (and is financially able to meet such obligations) to fund any prospective Term Loan under this Agreement, provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt by the Administrative Agent or the Company, as applicable, of such certification in form and substance satisfactory to the Administrative Agent or the Company, as applicable, or (d) has, or has a direct or indirect parent company that has, become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“Disqualified Capital Stock” means any Capital Stock that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other Capital Stock that would constitute Disqualified Capital Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Capital Stock; provided that if such Capital Stock is issued pursuant to a plan for the benefit of future, present or former employees, directors, officers, managers or consultants (or their respective Affiliates or Immediate Family Members) of the Company or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” means each of the (a) banks, financial institutions and other institutional lenders separately identified in writing by Parent or Merger Sub to the Administrative Agent prior to the Closing Date, (b) competitors of the Company, BAM or any of their respective subsidiaries that are in the same or similar line of business and (c) any Affiliates of the Persons or entities referred to in clause (a) or (b) above that is either (x) reasonably identifiable as an Affiliate of such Person on the basis of similarity of such Affiliate’s name or (y) identified in writing by the Company to the Administrative Agent from time to time and to the extent that such Affiliates are not bona fide debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business; provided that no written notice delivered after the Closing Date with respect to the Term Loans shall apply retroactively to disqualify any Person that has acquired an assignment or participation interest in the commitments prior to the delivery of such notice. The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time on Intralinks, Syndtrak, ClearPar or other similar information transmission systems, including that portion of such systems that are designed for “public side” Banks and/or (B) provide such list to each Bank requesting the same.

“Dollars” and the sign “$” means lawful money in the United States of America.

“Early Termination” has the meaning set forth in the definition of “Material Unpaid Derivative Product Indebtedness”.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Erroneous Payment” has the meaning assigned to it in Section 7.05(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 7.05(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 7.05(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 7.05(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 7.05(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, in the case of each Bank and the Administrative Agent, (i) any Taxes imposed on its net income (however denominated), and franchise, branch profits or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located, (ii) any Taxes imposed on or measured by its overall net income (however denominated), or any similar Taxes imposed on it, by reason of any present or former connection between it and the jurisdiction (or any political subdivision thereof) imposing such Taxes, other than connections arising solely as a result of the Bank or the Administrative Agent (as the case may be) having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned any interest in any Term Loan or Credit Document, (iii) in the case of each Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Term Loan or Term Commitment pursuant to a law in effect on the date on which such Bank acquires such interest in the Term Loan or Term Commitment (other than pursuant to an assignment request by the Company under Section 8.07) or such Bank changes its lending office, except in each case to the extent that, pursuant to Section 8.05, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (iv) any Taxes attributable to such recipient’s failure to comply with Section 8.05(g) or Section 8.05(i) and (v) any withholding Taxes imposed by FATCA.

“Existing AEL Credit Agreement” means that Credit Agreement dated as of February 15, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date), among AEL, the lenders from time to time party thereto and Citizens Bank, N.A., as administrative agent.

“Existing ANG Credit Agreement” means that Term Loan Agreement dated as of May 25, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date), among American National Group, LLC (formerly known as American National Group, Inc.), the lenders from time to time party thereto and Bank of Montreal, as administrative agent.

“Existing Credit Agreements” means, collectively, the Existing ANG Credit Agreement and the Existing AEL Credit Agreement.

“Existing Parent Credit Agreement” means that Credit Agreement dated as of April 22, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Closing Date), among Parent, BAM Re Holdings Ltd., the lenders from time to time party thereto and Bank of Montreal, as administrative agent.

“Facility” means the Term Commitments and the Term Loans made thereunder and any Incremental Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with the members of the NYFRB arranged by federal funds brokers on such day, as published by the NYFRB on the Business Day next succeeding such day; provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than the Floor, such rate shall be deemed to be the Floor.

“Fee Letter” means that certain Agency Fee Letter, dated as of April 5, 2024, between Merger Sub and the Administrative Agent, as amended and in effect from time to time.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer, or other senior financial officer of the Company, in each case, to the extent duly authorized to deliver certifications hereunder.

“Floor” means 0.00% per annum.

“Foreign Bank” means a Bank that is not a U.S. Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, self-regulatory organization or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning set forth in Section 2.06(b).

“Incremental Assumption Agreement” means an Incremental Assumption Agreement substantially in the form of Exhibit I hereto, among the Company, the Administrative Agent and each Incremental Term Lender party thereto.

“Incremental Facilities” has the meaning set forth in Section 2.08(a).

“Incremental Term Facility” has the meaning set forth in Section 2.08(a).

“Incremental Term Increase” has the meaning set forth in Section 2.08(a).

“Incremental Term Lender” means a Bank with a Commitment under an Incremental Term Facility or an Incremental Term Increase or an outstanding Loan under an Incremental Term Facility or an Incremental Term Increase.

“Indemnified Taxes” means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company pursuant to this Agreement or any other Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Subsidiary which is (a) organized under the Laws of the United States, any state or territory thereof or the District of Columbia and (b) subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any state or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.02(b) substantially in the form of Exhibit F hereto.

“Interest Period” means, as to any Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Notice of Borrowing or Interest Election Request; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (c) no Interest Period shall extend beyond the Maturity Date, (d) no tenor that has been removed from this definition pursuant to Section 8.01(d) shall be available for specification in such Notice of Borrowing or Interest Election Request and (e) the initial Interest Period with respect to any Incremental Term Facility shall be as specified in the applicable Incremental Assumption Agreement. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Entities” means entities where, as party to a joint venture, partnership, securitization transaction or other similar investment transactions, the Company or one of its Subsidiaries does not have complete control solely as a result of having a veto or consent right over certain material actions or decisions, including the incurrence of any indebtedness or obligations incurred by such entities

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Joint Bookrunners” means BMO Capital Markets Corp., Royal Bank of Canada, BNP Securities Corp., Canadian Imperial Bank of Commerce, New York Branch, HSBC Bank USA, National Association, Mizuho Bank, Ltd., The Toronto-Dominion Bank, New York Branch, U.S. Bank National Association, Wells Fargo Securities, LLC, Barclays Bank PLC, Citibank, N.A., Credit Agricole Corporate and Investment Bank and PNC Capital Markets LLC.

“Joint Lead Arrangers” means BMO Capital Markets Corp., Royal Bank of Canada, BNP Securities Corp., Canadian Imperial Bank of Commerce, New York Branch, HSBC Bank USA, National Association, Mizuho Bank, Ltd., The Toronto-Dominion Bank, New York Branch, U.S. Bank National Association, Wells Fargo Securities, LLC, Barclays Bank PLC, Citibank, N.A., Credit Agricole Corporate and Investment Bank and PNC Capital Markets LLC.

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents, orders, decrees, injunctions or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender-Related Person” has the meaning set forth in Section 9.03(c).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages, penalties or liabilities of any kind.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Term Loan or a loan under any Incremental Facility.

“Margin Stock” has the meaning given to it in Regulations T, U and X.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, operations or financial condition of the Company and its Consolidated Subsidiaries, taken as a whole, (b) the ability of the Company to perform its payment obligations under this Agreement or any other Credit Document or (c) the validity or enforceability of any of the Credit Documents or the material rights and remedies of the Banks under the Credit Documents.

“Material Subsidiary” means (a) any Subsidiary that has total assets (including Capital Stock of its Subsidiaries) in excess of 10% of the total assets of the Company and its Consolidated Subsidiaries (based upon and as of the date of the filing of the most recent consolidated balance sheet of the Company delivered pursuant to Section 5.01) and (b) any Subsidiary of the Company whose Subsidiaries include one or more Material Subsidiaries. In the event that the aggregate total assets of the Material Subsidiaries represents less than 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01), the Company shall promptly designate by written notice to the Administrative Agent an additional Subsidiary or Subsidiaries as Material Subsidiaries in order that, after such designation, the aggregate total assets of the Material Subsidiaries represent at least 80% of the consolidated total assets of the Company and its Consolidated Subsidiaries (as reported on the Company’s most recent consolidated balance sheet furnished pursuant to Section 4.04 or 5.01).

“Material Unpaid Derivative Product Indebtedness” means, at any time, any obligations of the Company or any of its Material Subsidiaries then due and payable by the Company or any of its Material Subsidiaries in respect of one or more swap contracts (giving effect to any legally enforceable netting agreements) as a result of such swap contracts being terminated, accelerated or closed-out by the counter-party prior to the scheduled termination of such swap contracts (an “Early Termination”), where such Early Termination was the result of an event of default or other similar breach of such swap contracts attributable to the Company or any of its Material Subsidiaries.

“Maturity Date” means May 25, 2027.

“Merger Sub” has the meaning set forth in the recitals to this Agreement.

“Minimum Adjusted Consolidated Net Worth Amount” has the meaning set forth in Section 5.07(a).

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“Non-Consenting Bank” means any Bank that does not approve any consent, waiver or amendment that (a) requires the approval of each Bank, each affected Bank, each directly and adversely affected Bank or all affected Banks in accordance with the terms of Section 9.05 and (b) has been approved by the Required Banks.

“Non-Operating Indebtedness” of any Person means, at any date, all Debt (other than Operating Indebtedness) of such Person.

“Non-Recourse Indebtedness” of any Person means, at any date, all Debt of such Person to the extent that:

(a)            (i) such Person (A) provides no credit support of any kind for the payment of such Debt (including any undertaking, agreement or instrument that would constitute Debt) and (B) is not directly or indirectly liable, as a guarantor or otherwise, for such Debt; and (ii) no default with respect to such Debt would permit upon notice, lapse of time or both any holder of any other Debt (other than the Term Loans) of such Person to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity;

(b)            such Debt (i) relates solely to (A) such Person’s warehousing of loans for the issuance of commercial mortgage-backed securities or (B) such Person’s purchase or warehousing of real property, and (ii) is non-recourse as to all of the assets of such Person except for such securitized, warehoused, financed or purchased loans or real property securing such Debt; or

(c)            such Debt is of a variable interest entity (as defined in FASB ASC 810) with respect to such Person and is recourse only to the credit or assets of such variable interest entity.

“Notes” means a promissory note or notes of the Company, substantially in the form of Exhibit C, evidencing the obligation of the Company to repay the Term Loans made to it hereunder, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” has the meaning set forth in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Company arising under any Credit Document or otherwise with respect to the Term Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or similar laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Indebtedness” of any Person means, at any date, without duplication, any Debt of such Person (a) in respect of or supporting life and annuity reserve requirements (including any Guarantee of Debt in respect thereof), (b) incurred in connection with repurchase agreements and securities lending, (c) to the extent the proceeds of which are used directly or indirectly to support life and annuity reserve requirements (including for the purpose of funding portfolios that are used to fund trusts in order), (d) to the extent the proceeds of which are used to fund discrete customer-related assets or pools of assets (and related hedge instruments and capital) that are at least notionally segregated from other assets and have sufficient cash flow to pay principal and interest thereof, with insignificant risk of other assets of the Company and its Subsidiaries being called upon to make such principal and interest payments, (e) excluded entirely from the calculation of financial leverage by both S&P and Moody’s in their evaluation of such person, (f) consisting of loans and other obligations owing to Federal Home Loan Banks, (g) incurred in connection with redundant reserve reinsurance financings, (h) relating to guaranteed investment contracts, (i) incurred by a separated account maintained by an Insurance Subsidiary for which there is no recourse to the Company or any other Subsidiary, (j) in respect of any Surplus Note, (k) securitization Debt between the Company or any its Affiliates, on the one hand, and the Company or any of its other Affiliates, on the other hand, with respect to certain investments or (l) consisting of Non-Recourse Indebtedness.

“Other Taxes” means any present or future stamp or documentary Taxes and any other excise or property Taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document, but excluding any such Taxes described in clause (ii) of the definition of Excluded Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.07).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of overnight federal funds borrowings by United Sates-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Interests” has the meaning set forth in Section 5.08.

“parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Parent” means Brookfield Reinsurance Ltd., a Bermuda exempted company limited by shares.

“Participant” has the meaning set forth in Section 9.06(b).

“Participant Register” has the meaning set forth in Section 9.06(b).

“PATRIOT Act” has the meaning set forth in Section 4.10.

“Payment Account” means an account designated by the Administrative Agent in a notice to the Company and the Banks to which payments hereunder are to be made.

“Payment Recipient” has the meaning assigned to it in Section 7.05(a).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Holder” means each of (a) Parent and (b) any of its Affiliates, funds, partnerships, alternative investment vehicles, managed accounts or other co-investment vehicles managed, advised or controlled by it or any of its Affiliates but not including, however, any portfolio company of any of the foregoing.

“Permitted Liens” means:

(a)            Liens existing on the Closing Date and listed on Schedule II hereto and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Debt, is not prohibited under this Agreement;

(b)            Liens for Taxes that are not overdue for a period of more than thirty (30) days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings for which adequate reserves with respect thereto are being maintained on the books of the Company in accordance with GAAP;

(c)            statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens that secure amounts not overdue for a period of more than forty five (45) days or if more than forty five (45) days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP (as determined by the Company in good faith);

(d)            (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance or self-insurance to the Company or any of its Subsidiaries;

(e)            Liens incurred or pledges or deposits made to secure the performance of bids, tenders, sales contracts, trade contracts and leases (other than Debt described in clause (a) of the definition thereof), statutory and other obligations required by law, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) letters of credit and bank guarantees required or requested by any Governmental Authority in connection with any contract or Law) incurred in the ordinary course of business;

(f)             Liens securing judgments or orders for the payment of money that do not constitute an Event of Default under Section 6.01(j);

(g)            easements, zoning restrictions, rights-of-way, encroachments, protrusions and similar encumbrances and other minor title defects affecting real property that do not in the aggregate materially interfere with the ordinary conduct of business of the Company or any Material Subsidiary;

(h)            Liens solely on any cash earnest money deposits made by the Company or any Material Subsidiary in connection with any letter of intent or purchase agreement not prohibited hereunder;

(i)             Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(j)             Liens (i) arising by operation of law under Article 4 of the Uniform Commercial Code in effect in New York in connection with the collection of items provided for therein and (ii) in favor of a banking or other financial institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including rights of set-off) and which are within the general parameters customary in the banking industry or arising pursuant to such financial institution’s general terms and conditions;

(k)            any assignment of an account or chattel paper (i) as part of the sale of the business out of which such account or chattel paper arose, (ii) for the purpose of collection only, (iii) under a contract to an assignee who is also obligated to perform under such contract or (iv) in whole or partial satisfaction of pre-existing Debt;

(l)             leases, licenses, subleases or sublicenses granted to others which do not interfere in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(m)           Liens (i) on cash advances or cash equivalents in favor of (x) the seller of any property to be acquired and to be applied against the purchase price for such investment or (y) the buyer of any property to be disposed of, or to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property, in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)            any interest or title of a lessor, sublessor, licensor or sublicensor under leases, subleases, licenses or sublicenses entered into by the Company or any of its Subsidiaries in the ordinary course of business, or with respect to intellectual property that is not material to the conduct of the business or consistent with past practice of the Company and its Subsidiaries, taken as a whole;

(o)            Liens deemed to exist in connection with investments in repurchase agreements;

(p)            Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt or (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Subsidiaries;

(q)            ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(r)             (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(s)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(t)             Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(u)            deposits of cash with the owner or lessor of premises leased and operated by the Company or any of its Subsidiaries in the ordinary course of business of the Company and such Subsidiary or consistent with past practice to secure the performance of the Company’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(v)            security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(w)           Liens on any funds or securities held in escrow accounts established for the purpose of holding proceeds from issuances of debt securities by the Company or any of its Subsidiaries issued after the Closing Date, together with any additional funds required in order to fund any mandatory redemption or sinking fund payment on such debt securities within 360 days of their issuance; provided that such Liens do not extend to any assets other than such proceeds and such additional funds;

(x)             any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y)            Liens on investments and cash balances of any Insurance Subsidiary securing obligations of such Insurance Subsidiary in respect of trust or similar arrangements in the ordinary course of business for the benefit of policyholders or cedents to secure insurance or reinsurance recoverables owed to them by such Insurance Subsidiary;

(z)             Liens arising under escrows, trusts, custodianships, separate accounts, funds withheld procedures or accounts, modified coinsurance procedures and accounts, and similar deposits, arrangements, or agreements established with respect to insurance policies, annuities, guaranteed investment contracts and similar products underwritten by, or reinsurance agreements entered into by, the Company, any Insurance Subsidiary, any Reinsurance Subsidiary, or any other Subsidiary;

(aa)          Liens in favor of, and pledges, deposits, letters of credit and similar arrangements with, applicable insurance regulatory authorities in the ordinary course of business;

(bb)          Liens on collateral consisting of cash and cash equivalents securing obligations under or in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other security swap, option, exchange commodity or derivative transaction and/or any combination of such transactions, or captive financing arrangements in an aggregate amount at any time outstanding under this clause (bb) not to exceed the greater of (i) $400,000,000 and (ii) 5.0% of Adjusted Consolidated Net Worth for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to the terms of this Agreement;

(cc)          any interest or title of a lessor under any operating lease;

(dd)          Liens securing Non-Operating Indebtedness of the Company and its Subsidiaries in an aggregate amount not to exceed 10% of the Company’s Adjusted Consolidated Net Worth at the time such Lien is created;

(ee)          Liens arising under ERISA or the Code not constituting an Event of Default;

(ff)            Liens on property, assets or Capital Stock of a Person at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the Company or any Subsidiary, and any modifications, replacements, renewals, refinancings or extensions thereof; provided that such Liens were not incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, combination or amalgamation; provided, further, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and (ii) the modification, replacement, renewal, refinancing or extension of the obligations secured or benefited by such Liens, to the extent constituting Debt, is not prohibited under this Agreement;

(gg)          Liens for the purpose of securing the payment of all or a part of the purchase price of, or capital lease obligations, mortgage financings, purchase money Debt or other payments incurred to finance, assets or property (other than Capital Stock or other investments) acquired, constructed, improved or leased; provided that, in the case of this clause (gg): (i) the aggregate principal amount of Debt secured by such Liens does not exceed the cost of the assets or property so acquired, constructed, improved or leased, plus fees, expenses, discount, premiums, commissions and penalties of such Person incurred in connection therewith; and (ii) such Liens do not encumber any other assets or property of the Company or any Subsidiary other than such assets or property, assets affixed or appurtenant thereto, accessions and additions thereto, and products and proceeds thereof, and improvements, developments, repairs, renewals, and replacements of or to such property, and other than pursuant to customary cross-collateralization provisions with respect to other property of the Company or any Subsidiary that also secures Debt owed to the same financing party or its Affiliates;

(hh)          Liens securing Debt or other obligations of a Material Subsidiary owing to the Company or any other Material Subsidiary;

(ii)            leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(jj)            Liens on Margin Stock;

(kk)          Liens incurred in the ordinary course of business that do not secure Debt; and

(ll)            Liens securing any Operating Indebtedness.

“Permitted Refinancing” means, with respect to any Debt, any modification, refinancing, refunding, renewal, replacement or extension of such Debt; provided that the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Debt so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and by an amount equal to any existing commitments unutilized thereunder.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board of Governors of the Federal Reserve System of the United States (as determined by the Administrative Agent).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” means Capital Stock that is not Disqualified Capital Stock.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the Closing Date.

“Register” has the meaning set forth in Section 2.04(b).

“Regulation S-X” means Regulation S-X promulgated under the Securities Act of 1933, as amended from time to time, and as interpreted by the SEC.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board, in each case as in effect from time to time.

“Reinsurance Holding Companies” means any non-natural Person that does not hold a license to transact the business of insurance or reinsurance in any jurisdiction and that controls a Reinsurance OpCo. For purposes of this definition, “control” means the power to direct, or cause the direction, of the management or policies of a Person, whether through ownership of voting securities, by contract (other than a contract for the provision or non-management services), or otherwise.

“Reinsurance OpCo” means any non-natural Person that holds a license to transact the business of reinsurance and does not engage in the business of writing, issuing or delivering insurance policies on a direct basis.

“Reinsurance Subsidiaries” means, collectively, Subsidiaries that are Reinsurance Holding Companies or Reinsurance OpCos.

“Related Indemnitee” means, with respect to any Indemnitee, (a) any controlling person or controlled Affiliate of such Indemnitee, (b) the directors, officers, or employees of such Indemnitee or any of its controlling persons or controlled Affiliates and (c) the respective agents or representatives of such Indemnitee, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee; provided that, each reference to a controlled Affiliate in this definition pertains to a controlled Affiliate involved in the negotiation or syndication of this Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.

“Reorganization” has the meaning set forth in the recitals to this Agreement.

“Required Banks” means, as of any date of determination, Banks holding more than 50% of all outstanding Term Loans at such time; provided that the portion of any Term Loans held by any Defaulting Bank shall be excluded for the purposes of making a determination of Required Banks.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief administrative officer, Financial Officer, secretary or assistant secretary, controller or other officer of the Company.

“Restricted Payments” has the meaning set forth in Section 5.13.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor entity thereof.

“Sanctions” has the meaning set forth in Section 4.10.

“Sanctions Laws” has the meaning set forth in Section 4.10.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

“SEC” means Securities and Exchange Commission or any governmental body, agency or official succeeding to its principal functions.

“Shareholder Loans” means any subordinated Debt of the Company to any of its direct or indirect equityholders and/or Affiliates; provided that, such Debt shall (i) be subject to subordination provisions reasonably acceptable to the Administrative Agent, (ii) mature at least six (6) months after the Maturity Date and (iii) have no required principal payments or mandatory prepayments prior to the maturity thereof.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Term SOFR Loan (or, if Daily Simple SOFR has replaced Term SOFR pursuant to Section 8.01 or 8.06, a Daily Simple SOFR Loan).

“Solvency Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Specified Representations” means the representations and warranties set forth in Section 4.01(a), Section 4.02(a) and (b) (in each case solely as it relates to the entering into and performance by the Company of its obligations under each Credit Document), Section 4.02(d)(y), Section 4.03, Section 4.07, Section 4.09 and the last sentence of Section 4.10.

“Specified Transactions” means one or more divestitures, reorganizations or separations that are effected by the Company, to the extent that the Company has provided prior written notice thereof to the Administrative Agent prior to the consummation thereof.

“Statutory Statement” means a statement of the condition and affairs of an Insurance Subsidiary, prepared in accordance with accounting procedures and practices prescribed or permitted by an applicable insurance regulatory authority or the NAIC, as modified in accordance with permitted practices approved by an applicable insurance regulatory authority, and filed with an applicable insurance regulatory authority or the NAIC.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, but excluding the Investment Entities.

“Subordinated Debt” means any Debt of the Company (whether outstanding on the Closing Date or thereafter incurred) that is subordinated or junior in right of payment to the Term Loans, and does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time on or prior to the Maturity Date, in each case, pursuant to the terms of such debt. No Debt of the Company shall be deemed to be subordinated or junior in right of payment to any other Debt of the Company solely by virtue of Liens, guaranties, maturity or structural subordination.

“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note” (as determined by the Company in good faith), the principal amount of which an insurance regulator permits the issuer to record as an addition to the statutory capital and surplus of such Insurance Subsidiary, determined in accordance with SAP.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, withholdings (including backup withholdings), assessments, fees or other charges of any nature, imposed by a Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Sharing Agreements” means any tax sharing or similar agreements with customary or arm’s-length terms and (if not on arm’s-length terms) reasonably acceptable to the Administrative Agent entered into between any of the Company, its Subsidiaries or any direct or indirect parent of the Company, in each case, as may be amended, supplemented, waived or otherwise modified from time to time in a manner (if not on arm’s-length terms) reasonably acceptable to the Administrative Agent.

“Term Commitment” means, with respect to any Bank, its obligation to make Term Loans pursuant to Section 2.01(b) in an aggregate principal amount not to exceed the amount set forth opposite such Bank’s name as its “Term Commitment” on Schedule I hereto or in the Assignment and Assumption pursuant to which such Bank shall have assumed its Term Commitment. The initial aggregate amount of the Term Commitments as of the Closing Date is $1,750,000,000. Unless the context shall otherwise require, after the effectiveness of any Incremental Term Facility, the term “Term Loan Commitment” shall include the commitments under such Incremental Term Facility.

“Term Loans” means the term loans made by each Bank to the Company pursuant to Section 2.01(b) (or, if context so requires, the aggregate amount of such term loans made by all of the Banks). Unless the context shall otherwise require, the term “Term Loans” shall include any loans made under Incremental Term Facility.

“Term SOFR” means, for the applicable tenor, the Term SOFR Reference Rate on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m., New York City time, on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, provided that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Term Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Transactions” means, collectively, (i) the consummation of the AEL Merger, the Reorganization and the Closing Date Refinancing, (ii) the execution and delivery of this Agreement and the other Credit Documents to be entered into on the Closing Date and the borrowing by the Company of the Term Loans hereunder and (iii) the payment of all fees and expenses related to the foregoing.

“Trust Securities” means, at any time, trust preferred securities, pre-capitalized securities, deferrable interest subordinated debt securities, mandatory convertible debt or other hybrid securities issued by one or more business trusts that are Affiliates of the Company (including Closing Date Trust Preferred Securities), to which trusts the Company has issued Trust Securities Notes.

“Trust Securities Notes” means (a) the unsecured notes issued by the Company to evidence loans made to the Company by the issuers of the Trust Securities from the proceeds of the sale of such Trust Securities under and pursuant to any of the Closing Date Trust Preferred Securities (as the same may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time) and (b) any subsequent unsecured notes issued by the Company to evidence loans made to the Company by the issuers of Trust Securities (as the same may be amended, restated, supplemented, refinanced, replaced, extended or otherwise modified from time to time).

“Type”, when used in reference to any Borrowing, refers to whether the Borrowing is of a Base Rate Term Loan or a SOFR Loan.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Debt.

“Withholding Agent” means the Company or the Administrative Agent.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02            Other Definitions and Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.03           Accounting Terms and Determinations. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP (or, to the extent such terms apply solely to any Insurance Subsidiary, or if otherwise expressly required, SAP), as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements or statutory statements, as of the Closing Date, except as otherwise specifically prescribed herein.

(b)            If at any time any change in GAAP or SAP would affect the computation of any requirement set forth in any Credit Document, and either the Company or the Required Banks shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP or SAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP or SAP, as applicable, as in effect prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP or SAP, as applicable.

(c)            Notwithstanding anything to the contrary contained in this Agreement, all obligations of any Person that are or would have been treated as operating leases (including any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be (or shall be) accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as obligations in respect of capital leases in the financial statements to be delivered pursuant to Section 5.01.

Section 1.04            Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05            References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Credit Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) any definition or reference to any applicable Laws, including Anti-Corruption Laws, Anti-Money Laundering Laws, the Code, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such applicable Laws and any reference to any applicable Laws shall, unless otherwise specified, refer to such applicable Laws as amended, modified or supplemented from time to time.

Section 1.06            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Unless otherwise specified, to the extent any obligation is required to be paid or performed hereunder on a date that is not a Business Day, the date for payment or performance shall be construed to be required on the immediately succeeding Business Day.

Section 1.07            Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans and Borrowings may be classified and referred to by Type (e.g., a “SOFR Loan” or “SOFR Term Borrowing”).

Section 1.08            Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.09            Compliance with this Agreement. In the event that any Debt, Liens, Restricted Payment, merger, dissolution, liquidation, consolidation, amalgamation or affiliate transaction, or any other transaction (or any portion of any of the foregoing) meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause (or multiple clauses) of Section 5.08, 5.09, 5.11, 5.12 or 5.13, respectively, (or any clause or multiple clauses of any definition referenced in such Sections), then the Company, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such transaction (or any portion thereof) and shall only be required to include the amount and type of such transaction in one of such clauses. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, any transaction consummated under Section 5.08, 5.09, 5.11, 5.12 or 5.13 in reliance on a provision or basket that is based on the Debt to Capitalization Ratio or Adjusted Consolidated Net Worth shall be calculated based on the Debt to Capitalization Ratio or Adjusted Consolidated Net Worth for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to the terms of Section 5.01(a) or 5.01(b) on or prior to the date of such transaction, and any subsequent change in Debt to Capitalization Ratio or Adjusted Consolidated Net Worth shall not cause the Company or such transaction to be in violation of such provision or basket.

ARTICLE II

THE CREDITS

Section 2.01            Loans. Each Bank severally agrees, subject to the terms and conditions set forth in this Agreement, to make a Term Loan in a single installment in Dollars to the Company on the Closing Date, in an aggregate principal amount not to exceed such Bank’s Term Commitment. Once prepaid or repaid, the Term Loans under this Agreement may not be reborrowed. After giving effect to the initial Borrowing on the Closing Date, the Term Commitments shall automatically and permanently terminate.

Section 2.02            Notice of Borrowings; Interest Elections. (a) With respect to each borrowing of Term Loans, the Company shall give the Administrative Agent notice in substantially the form of Exhibit E hereto (a “Notice of Borrowing”) not later than 11:00 a.m., Toronto time, on (x) the date of each Base Rate Borrowing by the Company and (y) the third (3rd) U.S. Government Securities Business Day before each SOFR Borrowing (or, if Daily Simple SOFR has replaced Term SOFR pursuant to Section 8.01 or 8.06, the fifth (5th) U.S. Government Securities Business Day before each SOFR Borrowing) by the Company (or such shorter time as may be agreed to by the Administrative Agent with respect to any Borrowing on the Closing Date), specifying:

(i)            the date of such Borrowing, which shall be a Business Day,

(ii)           the aggregate amount (in Dollars) of such Borrowing,

(iii)          whether the Term Loans comprising such Borrowing are to be Base Rate Term Loans or SOFR Loans, and

(iv)          in the case of a SOFR Borrowing, (x) the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period and (y) whether the Company is electing to automatically continue such initial Interest Period upon the termination thereof (an “Automatic Continuation Election”).

(b)            Interest Elections. Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Company may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this subsection (b). The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Term Loans comprising such Borrowing, and the Term Loans comprising each such portion shall be considered a separate Borrowing. To make an election pursuant to this Section 2.02(b), the Company shall notify the Administrative Agent of such election in writing pursuant to an Interest Election Request by the time that a Notice of Borrowing would be required under Section 2.02(a) if the Company were requesting a borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall specify the following information in compliance with this Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing; and

(iv)          if the resulting Borrowing is a Term SOFR Borrowing, (x) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and (y) whether the Company is making an Automatic Continuation Election.

If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing. If the Company fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the date that is three (3) U.S. Government Securities Business Days before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, (x) if the Company has made an Automatic Continuation Election with respect to such Borrowing, at the end of such Interest Period such Borrowing shall be continued as a Term SOFR Borrowing with an Interest Period of equal duration to the Interest Period then ending and (y) if the Company has not made an Automatic Continuation Election with respect to such Borrowing, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto. Notwithstanding the foregoing, there shall not be more than 6 Interest Periods in effect, it being understood that such amount may be increased in connection with any Incremental Facility as provided in the applicable Incremental Assumption Agreement or as otherwise agreed between the Company and the Administrative Agent.

Section 2.03            Funding of Term Loans

(a)            Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Company.

(b)            Not later than 11:00 a.m, Toronto time (or 1:00 p.m., Toronto time, in the case of any Base Rate Borrowing), on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City or Toronto, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from such Banks available to the Company at any account of the Company specified in writing to the Administrative Agent by the Company that is reasonably acceptable to the Administrative Agent.

(c)            Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.03(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Company, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.06 and (ii) in the case of such Bank, the higher of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Term Loan included in such Borrowing for purposes of this Agreement.

Section 2.04            Evidence of Term Loans

(a)            Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Company to such Bank resulting from each Term Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder, and setting forth the Term Commitments of such Bank.

(b)            The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain, at an office located within the United States, a copy of each Assignment and Assumption delivered to it, in accordance with its customary practices, and a register for the recordation of the names and addresses of the Banks and the Term Commitments of, and principal amounts (and stated interest) of the Term Loans owing to, each Bank from time to time (the “Register”). The entries in the Register shall be conclusive absent clear error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Bank (as to its own entries) at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purpose of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)            The failure of any Bank or the Administrative Agent to maintain such records required by this Section 2.04 or any error therein shall not in any manner affect the obligations of the Company to repay the Term Loans in accordance with the terms of this Agreement.

(d)            Any Bank may request that the Term Loans of such Bank to the Company be evidenced by a single Note, in substantially the form of Exhibit C hereto with appropriate modifications to reflect the fact that it evidences the Term Loans of the relevant Type, payable by the Company to such Bank for the account of its Applicable Lending Office. In such event, the Company shall prepare, execute and deliver to such Bank a Note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns). Thereafter, once recorded in and to the extent consistent with the information contained in the Register, the Term Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more Notes in such form payable to the payee named therein (or, to such payee and its registered assigns). In the case of any Term Loans evidenced by a Note pursuant to this clause (d), any transfer of a Note must be recorded in the Register in order to be effective.

Section 2.05            Maturity of Term Loans. Each Term Loan shall mature, and the Company hereby unconditionally promises to pay the unpaid principal of each Term Loan (together with accrued interest thereon and all other amounts then payable under this Agreement) on the Maturity Date.

Section 2.06            Interest Rates of Term Loans

(a)            Each Base Rate Term Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Base Rate Term Loan is made until it becomes due, at a rate per annum equal to the sum of the Base Rate for such day plus the Applicable Margin. Such interest shall accrue and be payable quarterly in arrears on each Quarterly Date and on the Maturity Date (and, if later, the date the Term Loans shall be paid in full).

(b)           (i) Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable Adjusted Term SOFR plus the Applicable Margin. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, in the event of any conversion of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Term SOFR Loan shall be payable on the effective date of such conversion.

(ii) Each Daily Simple SOFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the applicable Adjusted Daily Simple SOFR plus the Applicable Margin. Such interest shall be payable on the last Business Day of each March, June, September and December.

(c)            The Administrative Agent shall determine each interest rate applicable to the Term Loans and other amounts hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each interest rate so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(d)            Notwithstanding the rates of interest specified in clauses (a) and (b) above or elsewhere in any Credit Document, effective immediately upon the occurrence of any Event of Default under Sections 6.01(a)(i), 6.01(g) or 6.01(h), and for as long as such Event of Default shall be continuing, all overdue amounts owing by the Company hereunder shall bear interest at a rate that is (i) with respect to the Term Loans, 2.00% per annum in excess of the interest rate otherwise applicable to the Term Loans from time to time and (ii) with respect to any other Obligations, the Base Rate plus the Applicable Margin applicable to Base Rate Loans plus 2.00% per annum, in each case, payable on demand.

Section 2.07            Fees

(a)            The Company agrees to pay all fees owing to the Administrative Agent pursuant to the Fee Letter in accordance with the terms set forth therein.

(b)            All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as applicable, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.08            Incremental Commitments.

(a)            The Company may, from time to time, by written notice to the Administrative Agent, request (i) one or more additional Classes of Term Loans (each, an “Incremental Term Facility”) or (ii) one or more additional Term Loans of the same Class of any existing Class of Term Loans (each, an “Incremental Term Increase” and together with any Incremental Term Facility, the “Incremental Facilities”), from one or more Banks (in the sole discretion of such Banks), or Approved Funds, or any other financial institution (other than Disqualified Institutions), in an amount such that, on a pro forma basis, the Debt to Capitalization Ratio is not greater than 0.35:1.00; provided that at the time of the incurrence of such Incremental Facilities and immediately after giving effect thereto and to the use of proceeds thereto (assuming the full utilization thereof), no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided, further, that each such Person, if not already a Bank hereunder, shall be subject to the approval of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed). Such notice shall set forth (A) the amount of the Incremental Term Facility or Incremental Term Increase, as applicable, (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000), (B) the date on which such Incremental Term Facility or Incremental Term Increase, as applicable, is requested to become effective (which shall not be less than 10 Business Days nor more than 60 calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent) and (iii) in the case of an Incremental Term Facility or an Incremental Term Increase, whether such Incremental Term Facility or Incremental Term Increase are to be Term Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”). All Incremental Term Facilities and Incremental Term Increases shall be made in Dollars unless otherwise agreed by the Company, the Administrative Agent, and the lenders providing such Incremental Term Facilities or Incremental Term Increase. For the avoidance of doubt, Incremental Term Facilities and Incremental Term Increases may be provided on a delayed draw basis.

(b)            In connection with any Incremental Facility, the Company and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence such Incremental Facility. Subject to clause (c) below, each Incremental Assumption Agreement in respect of an Incremental Term Facility or an Incremental Term Increase shall specify the terms of such Incremental Term Facility or Incremental Term Increase to be made thereunder. The Administrative Agent shall promptly notify each Bank as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby. Any such amendment shall be memorialized in writing by the Administrative Agent with the Company’s consent (in each case, not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c)            The terms of each Incremental Facility shall be reasonably satisfactory to the Administrative Agent and in any event:

(i)            shall be unsecured and shall rank pari passu in right of payment with the existing Term Loans;

(ii)           shall not mature earlier than the Latest Maturity Date of the Term Loans outstanding at the time of incurrence of such Incremental Term Facility or Incremental Term Increase, as applicable;

(iii)          shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then existing Term Loans;

(iv)          subject to clauses (ii) and (iii) above, may have amortization determined by the Company and the applicable Incremental Term Lenders;

(v)           shall have an Applicable Margin determined by the Company and the applicable Incremental Term Lenders;

(vi)          may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of existing Term Loans hereunder, as specified in the applicable Incremental Assumption Agreement; and

(vii)         there shall be no obligor in respect of any Incremental Facility other than the Company, as borrower.

(d)            No Incremental Term Facility or Incremental Term Increase shall become effective under this Section 2.08 unless, on the date of such effectiveness, (i) the conditions set forth in paragraphs (a) and (b) of Section 3.02 shall be satisfied as if it was a borrowing date and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Company; and (ii) the Administrative Agent shall have received closing certificates, if requested by the Administrative Agent, opinions of counsel, and other customary documentation requested by the Administrative Agent.

(e)            Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Facilities or Incremental Term Increases (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding SOFR Borrowing of the relevant Class to be converted into a Base Rate Borrowing of such Class on the date of each Incremental Term Facility, Incremental Term Increase, or by allocating a portion of each Incremental Term Facility or Incremental Term Increase to each outstanding SOFR Term Borrowing of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Facility or Incremental Term Increase may effectively have a shorter Interest Period than the Term Loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Agreement that would prohibit such an initial Interest Period). In addition, to the extent any Incremental Term Facility or Incremental Term Increase are not Other Term Loans, any scheduled amortization payments required to be made after the making of such Incremental Term Facility or Incremental Term Increase may be adjusted to the extent required under the applicable Incremental Assumption Agreement, to give effect to any amortization applicable to such Incremental Term Facility.

(f)             This Section 2.08 shall supersede any provisions in Section 2.10 or Section 9.05 to the contrary.

Section 2.09            Optional Prepayments.

(a)            The Company may, upon notice to the Administrative Agent in substantially the form of Exhibit G hereto by 11:00 a.m., Toronto time, on the date of prepayment, without premium or penalty, prepay any Base Rate Borrowing of any Class made to the Company at any time and from time to time, in whole or in part in amount aggregating $5,000,000 or any larger multiple of $1,000,000 (or such other amount that represents the total amount of Base Rate Borrowings outstanding), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(b)            The Company may, upon notice to the Administrative Agent in substantially the form of Exhibit G hereto by 11:00 a.m., Toronto time, at least three (3) U.S. Government Securities Business Days (or, if Daily Simple SOFR has replaced Term SOFR pursuant to Section 8.01 or 8.06, five (5) U.S. Government Securities Business Days) prior to the date of prepayment, without premium or penalty (but including any amounts owed pursuant to Section 2.11), prepay any SOFR Borrowing of any Class made to the Company at any time and from time to time, in whole or in part in amounts aggregating $5,000,000 or any larger multiple of $5,000,000 (or such other amount that represents the total amount of SOFR Borrowings outstanding), by paying the principal amount to be prepaid together with (x) accrued interest thereon to the date of prepayment and (y) all losses and expenses (if any) relating thereto which are (i) determined pursuant to Section 2.11 and (ii) notified to the Company in writing by the relevant Bank at least one (1) Business Day prior to the date of such prepayment; provided that the failure of any Bank to so notify the Company of the amount of any such loss or expense shall not relieve the Company of its obligation to pay the same.

(c)            Each prepayment pursuant to this Section 2.09 shall be applied to prepay ratably the Term Loans of the several Banks included in the relevant Class of Borrowings being prepaid.

Upon receipt of a notice of prepayment pursuant to this Section 2.09, the Administrative Agent shall promptly notify each Bank of the relevant Class of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Company; provided that any such notice may be conditioned upon the occurrence of one or more events (including the effectiveness of new credit facilities) and may be revoked by the Company upon the nonoccurrence of such event by written notice to the Administrative Agent prior to the date specified for such prepayment.

Section 2.10            Payments Generally; Pro Rata Treatment

(a)            The Company shall make or cause to be made each payment required to be made by it hereunder (whether principal of or interest on the Term Loans, fees, amounts under Article VIII or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) not later than 2:00 p.m., Toronto time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day (as applicable), the date for payment shall be extended to the next succeeding Business Day (as applicable) and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document shall be made in Dollars.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of or interest on the Term Loans and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder in respect of the Term Loans, pro rata among the Banks in accordance with the amounts of interest and fees then due to the Banks, and (ii) second, to pay such principal in respect of the Term Loans then due hereunder, pro rata among the Banks in accordance with the amounts of principal of the Term Loans then due to the Banks.

(c)            Except to the extent otherwise provided herein (including in Section 2.10(e)) or as provided in the applicable Incremental Assumption Agreement in respect of any Other Term Loans: (i) each payment of principal in respect of the Loans of any Class shall be for account of the Banks (other than Defaulting Banks), pro rata in accordance with the amounts of principal of the Loans of such Class then due and payable to the Banks (other than Defaulting Banks); and (ii) each payment of interest shall be for account of the Banks of any Class (other than Defaulting Banks), pro rata in accordance with the amounts of interest then due and payable to the Banks of such Class (other than Defaulting Banks).

(d)            Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the higher of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation.

(e)            If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.10(d) or 7.07 or shall otherwise be a Defaulting Bank, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.11            Funding Losses. If the Company makes any payment of principal with respect to any Term SOFR Loan (pursuant to Article VI or VIII or otherwise), or converts any Term SOFR Loan, on any day other than the last day of the Interest Period applicable thereto, or if the Company fails to borrow, convert, continue or prepay any Term SOFR Loans after notice has been given to any Bank in accordance with Section 2.02(a), 2.02(b) or 2.09(b), as applicable, the Company shall reimburse each Bank within thirty (30) days after demand for any resulting loss or expense incurred by it (or by an existing or prospective participant in the related Term Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Company a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.12            Computation of Interest and Fees. Interest based on the Base Rate (other than clause (c) of the definition thereof) shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.13            Defaulting Banks. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Bank, then the following provisions shall apply for so long as such Bank is a Defaulting Bank:

(a)            the Term Commitment and the outstanding principal amount of Term Loans held by such Defaulting Bank shall not be included in determining whether the Required Banks or the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.05); provided that this clause (a) shall not apply to the vote of a Defaulting Bank in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby;

(b)            the Administrative Agent may, in its discretion, apply or hold payments for the account of such Defaulting Bank as set forth in Section 2.10(e); and

(c)            the Company may, upon notice to such Defaulting Bank and the Administrative Agent, require such Defaulting Bank, at the expense of such Defaulting Bank, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all its interests, rights and obligations under this Agreement by such Defaulting Bank to any Person that shall assume such obligations (which Assignee may be another Bank, if it accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Defaulting Bank shall have received payment of an amount equal to the principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such Term Loans and accrued interest and fees) or the Company (in the case of all other amounts) (provided that the Company may deduct, or cause such assignee to deduct, from amounts payable by them or it, as applicable, to such Bank hereunder all fees, costs and expenses reasonably incurred by the Company in effecting such assignment).

ARTICLE III

CONDITIONS

Section 3.01            Closing Date. The effectiveness of this Agreement and the obligation of each Bank to make the Term Loans on the Closing Date are subject to the satisfaction (or waiver in accordance with Section 9.05) of the following conditions:

(a)            (i) the AEL Merger shall have been, or shall concurrently or substantially contemporaneously with the funding of the Term Loans be, consummated in accordance with the AEL Acquisition Agreement in all material respects (as may be amended, supplemented or otherwise modified in compliance with subclause (ii) below) and (ii) the AEL Acquisition Agreement shall not have been amended or modified, and no condition shall have been waived or consent granted, in each case by Parent or Merger Sub or at Parent’s or Merger Sub’s request, in any respect that is materially adverse to the Banks without the prior written consent of the Banks holding more than 50% of the commitments in respect of the Term Facility (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) the Banks shall be deemed to have consented to such change unless they shall object thereto within five (5) Business Days (as defined in the AEL Acquisition Agreement as in effect on July 4, 2023) after written receipt of such change, (b) any changes to the definition of “Company Material Adverse Effect” (as defined in the AEL Acquisition Agreement) will be deemed to be materially adverse to the Banks, (c) any (x) change in the purchase price consideration not exceeding 10% in the aggregate purchase price consideration to be paid under the AEL Acquisition Agreement; provided that any such decrease in purchase price is allocated to reduce the Term Loans funded hereunder ratably based on the percentage that the Term Loans to be used to fund the AEL Merger bear to the aggregate purchase price consideration (cash or non-cash) to be paid under the AEL Acquisition Agreement and (y) increase in the aggregate purchase price consideration to be paid under the AEL Acquisition Agreement which is funded with equity contributions from Parent shall, in each case, be deemed not to be materially adverse to the interests of the Banks and will not require the prior written consent of the Banks and (d) any fluctuation in per share value of the stock consideration component of the merger consideration or any increase or decrease in the aggregate merger consideration effected in accordance with the exchange ratio adjustments or other adjustments to the merger consideration set forth in the AEL Acquisition Agreement as in effect on July 4, 2023 will be deemed not to be materially adverse to the interests of the Banks and will not require the prior written consent of the Banks;

(b)            the Reorganization shall have been, or shall concurrently or substantially contemporaneously with the funding of the Term Loans be, consummated;

(c)            the Closing Date Refinancing shall have been, or shall concurrently or substantially contemporaneously with the funding of the Term Loans be, consummated;

(d)            since the date of the AEL Acquisition Agreement, no Company Material Adverse Effect (as defined in the AEL Acquisition Agreement) shall have occurred;

(e)            the Acquisition Agreement Representations shall be true and correct in all material respects (solely to the extent the accuracy of such representations is a condition to Merger Sub’s obligation to consummate the Merger under the AEL Acquisition Agreement) and the Specified Representations shall be true and correct in all material respects;

(f)             receipt by the Administrative Agent of (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of AEL for the two (2) most recent fiscal years ended at least seventy-five (75) days prior to the Closing Date and (ii) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of AEL as of and for each subsequent fiscal quarter ended at least forty (40) days before the Closing Date; provided that, the Administrative Agent shall be deemed to have received the applicable financial statements referred to in clauses (i) and (ii) if AEL has filed such financial statements with the SEC or if such financial statements are otherwise publicly available;

(g)            receipt by the Administrative Agent of the following:

(i)            a counterpart of this Agreement signed by AEL;

(ii)           an opinion of (A) Cravath, Swaine & Moore LLP, as special counsel to the Company, and (B) Faegre Drinker Biddle & Reath LLP, as Iowa counsel to the Company, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(iii)          a certificate, dated the Closing Date and signed by a Responsible Officer of AEL, certifying as to the matters set forth in Sections 3.01(a), (b), (c) and (e);

(iv)          a Solvency Certificate signed by a Financial Officer of AEL;

(v)           a certificate of a Responsible Officer of AEL, dated as of the Closing Date, certifying as to (A) the organizational documents of AEL, (B) the resolutions of the governing body of AEL authorizing (x) the execution, delivery and performance of the Credit Documents to which it is a party and (y) the borrowings contemplated hereunder, (C) the good standing certificate of AEL and (D) the incumbency and signatures of the Responsible Officers of AEL signing any Credit Document; and

(vi)          a Notice of Borrowing as required by Section 2.02(a);

(h)            receipt by the Administrative Agent (for the benefit of it and any applicable Bank), at least three (3) Business Days prior to the Closing Date, of (i) all documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation, and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Company, in the case of each of clauses (i) and (ii), that has been reasonably requested by the Administrative Agent (on behalf of itself or any Bank) in writing no later than ten (10) Business Days prior to the Closing Date; and

(i)             receipt by the Administrative Agent and the Banks of all fees and invoiced expenses required to be paid by the Company or Merger Sub under Section 2.07(a) or any commitment or fee letters entered into by Merger Sub on or prior to the Closing Date, to the extent, in the case of expenses, such amounts are invoiced and such invoices received by the Company at least three (3) Business Days prior to the Closing Date.

The Administrative Agent shall promptly notify the Company and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02            Each Credit Event After the Closing Date. The obligation of each Bank to make a Loan on the occasion of any Borrowing (other than a continuation or conversion of a Loan) after the Closing Date is subject to the satisfaction of the following conditions:

(a)            The representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be certified as being true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).

(b)            At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(c)            The delivery of a Notice of Borrowing to the Administrative Agent in accordance with Section 2.02(a).

(d)            Each Borrowing (other than a conversion or continuation of a Loan) shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

On the dates and to the extent required pursuant to Section 3.01 or 3.02, as applicable, the Company represents and warrants that:

Section 4.01            Corporate Existence and Power. The Company (a) is a corporation duly incorporated and validly existing under the laws of the State of Iowa, (b) has (i) all corporate power and authority and (ii) all material governmental licenses, authorizations, consents and approvals required, in each case, to own or lease its assets and carry on its business as now conducted and (c) is duly qualified and is licensed and, as applicable, in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in the foregoing clauses (b)(ii) and (c) to the extent that such failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.02            Corporate and Governmental Authorization; Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party (a) are within the Company’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any governmental body, agency or official (except such as have been completed or made and are in full force and effect) and (d) do not contravene, or constitute a default under, any provision of (x) applicable law or regulation, (y) the articles of incorporation or by-laws of the Company or (z) any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary, except in each case referred to in the foregoing clauses (x) and (z) to the extent such contravention or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.03            Binding Effect. This Agreement has been, and each other Credit Document to which the Company is a party, when delivered hereunder, will have been, duly executed and delivered by the Company. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.04            Financial Information. The audited consolidated balance sheets of AEL and its subsidiaries for the fiscal year ended December 31, 2023, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year (including the notes thereto) (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein, and (ii) fairly represent, in all material respects, the financial condition of AEL and its subsidiaries on a consolidated basis as of the date hereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

Section 4.05            Litigation. Except as publicly disclosed by the Company, there is no action, suit or proceeding pending, or to the knowledge of the Company threatened, against the Company or any of its Material Subsidiaries before any court or arbitrator or any governmental body, agency or official which (a) has or would be reasonably expected to have a Material Adverse Effect or (b) purports to affect the validity or enforceability of this Agreement or any other Credit Document.

Section 4.06            Compliance with ERISA. Except as would not reasonably be expected to result in a Material Adverse Effect, each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as would not reasonably be expected to result in a Material Adverse Effect, no member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code (other than a bond or other security required in connection with the creation and adoption of a pension plan for the Company) or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07            Not an Investment Company. None of the Company or the Material Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.08            Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on the behalf of the Company to the Administrative Agent or any Bank in connection with the negotiation of this Agreement and the other Credit Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken together as a whole and when furnished, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected or pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections and forecasts are subject to significant uncertainties and contingencies (many of which are beyond the control of the Company), no assurances can be given that such projections or forecasts will be realized and actual results may differ from such projections and such differences may be material). As of the Closing Date, the information included in any Beneficial Ownership Certification delivered on or prior to the Closing Date, as applicable, is true and correct in all respects.

Section 4.09            Margin Regulations. The Company is not engaged, principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation T, U or X of the Board of Governors of the United States Federal Reserve System.

Section 4.10            Sanctioned Persons; Anti-Corruption Laws; PATRIOT Act. None of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or agents is (a) the target of any sanctions or economic embargoes administered or enforced by the U.S. Department of State, the Office of Foreign Assets Control of the U.S. Department of Treasury, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, in each case, to the extent applicable (collectively, “Sanctions”, and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (b) organized or resident in a country or territory that is the subject of Sanctions. Each of the Company and its Subsidiaries and, to the knowledge of the Company, each of their directors and officers, employees and agents is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) applicable provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”) and any other applicable similar terrorism and money laundering laws, rules, regulations and orders (collectively, “Anti-Money Laundering Laws”), except in each case to the extent that such noncompliance therewith would not reasonably be expected to result in a Material Adverse Effect or reasonably be expected to result in the Administrative Agent, any Bank, any Joint Lead Arranger, any Joint Bookrunner or any Participant violating any such Sanctions Laws, Anti-Corruption Laws or Anti-Money Laundering Laws. No part of the proceeds of the Term Loans will be used by the Company, directly or knowingly indirectly, (A) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory that, at the time of such funding, financing or facilitating, is the target of Sanctions Laws in violation of applicable Sanctions Laws or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects.

Section 4.11            Compliance with Laws. The Company and each Material Subsidiary is in compliance with all applicable Laws with respect to it or its properties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

ARTICLE V

COVENANTS

Until the principal of and interest on the Term Loans and all fees payable hereunder shall have been paid in full, the Company agrees that:

Section 5.01            Information. The Company will deliver to the Administrative Agent (for prompt further distribution to each Bank):

(a)            no later than one hundred twenty (120) days (or, in the case of the first fiscal year ending after the Closing Date, one hundred fifty (150) days) after the end of the applicable fiscal year of the Company (beginning with the fiscal year ending December 31, 2024), the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each fiscal year and the related consolidated statements of income, comprehensive income, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP by Deloitte & Touche LLP or other independent public accounting firm of nationally recognized standing; provided that if the SEC has granted generally to non-accelerated filers an extension of any annual financial statement reporting deadline, and such extended deadline would be later than the applicable deadline described in this Section 5.01(a), then such extended deadline shall apply for purposes of this Section 5.01(a) with respect to the applicable period;

(b)            sixty (60) days (or, in the case of the first three fiscal quarters ending after the Closing Date, seventy-five (75) days) after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending June 30, 2024) and the related consolidated statements of income, comprehensive income, equity and cash flows for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments and the absence of footnotes) as to fairness of presentation and being prepared in accordance with GAAP by a Financial Officer of the Company; provided that if the SEC has granted generally to non-accelerated filers an extension of any quarterly financial statement reporting deadline, and such extended deadline would be later than the applicable deadline described in this Section 5.01(b), then such extended deadline shall apply for purposes of this Section 5.01(b) with respect to the applicable period;

(c)            within five (5) Business Days after the delivery of each set of financial statements referred to in clauses (a) and (b) above, a duly completed Compliance Certificate signed by a Financial Officer of the Company;

(d)            within five (5) Business Days of any Financial Officer of the Company learning of the occurrence of any Default, a certificate of a Financial Officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(e)            promptly following a request therefor, any documentation or other information required by bank regulatory authorities under applicable “know your customer” rules and regulations, the PATRIOT Act and the Beneficial Ownership Regulation, as from time to time reasonably requested by the Administrative Agent or any Bank;

(f)            promptly after the same are available, copies of each annual report, proxy or financial statement of the Company filed by the Company with the SEC and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g)            within ten (10) days after the required date for filing with the NAIC or such insurance regulatory authority (after giving effect to any extensions granted by the NAIC or such insurance regulatory authority), a copy of a duly completed and signed annual Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the NAIC or an insurance regulatory authority which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to the NAIC or such insurance regulatory authority;

(h)            within ten (10) days after the required date for filing with the NAIC or such insurance regulatory authority (after giving effect to any extensions granted by the NAIC or such insurance regulatory authority), a copy of a duly completed and signed quarterly Statutory Statement (or any successor form thereto) required to be filed by each Insurance Subsidiary that is a Material Subsidiary with the NAIC or an insurance regulatory authority which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to the NAIC or such insurance regulatory authority (it being understood and agreed that the Company shall have no obligation to deliver quarterly Statutory Statements if the filing of quarterly Statutory Statements is not required by the NAIC or the applicable insurance regulatory authority); and

(i)            promptly after any Financial Officer obtaining knowledge of Moody’s or S&P’s announcement of a change in the applicable Debt Rating, written notice of such change.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) may be delivered electronically on the following Internet websites: (a) the Company’s website at an address to be designated in writing to the Administrative Agent, (b) with respect to Section 5.01(a), (b) or (f) the SEC’s website at www.sec.gov (to the extent that any such documents are included in materials otherwise filed with the SEC) or (c) such other third party website that shall have been identified by the Company in a notice to the Administrative Agent and that is accessible by the Banks without charge, and in each case if so delivered shall be deemed to have been delivered on the date such materials became publicly available; provided that (i) the Company shall deliver electronic copies of such information to any Bank promptly upon the request of such Bank through the Administrative Agent and (ii) the Company shall have notified the Administrative Agent of the posting of such documents delivered pursuant to Section 5.01(a), (b) or (f). The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Bank for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.02            Payment of Tax Obligations. The Company will pay, discharge or otherwise satisfy, and will cause each Material Subsidiary to pay, discharge or otherwise satisfy, all its Tax obligations and liabilities, except where (a) the same may be contested in good faith by appropriate proceedings, (b) the Company or such Material Subsidiary has set aside, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.03            Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Material Subsidiary to continue, to engage in the business of insurance and/or investment management or businesses incidental, related or complementary thereto and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect (a) their respective legal existence and (b) their respective rights, privileges, licenses and franchises, other than (i) in the case of the foregoing clause (a), with respect to the merger, consolidation, liquidation or dissolution of any Material Subsidiary, and (ii) in the case of the foregoing clause (b), the loss of which would not reasonably be expected to result in a Material Adverse Effect; provided that, in the case of clauses (a) and (b), the Company may merge or consolidate with another Person in accordance with the terms of Section 5.09 and, for the avoidance of doubt, the Company shall be permitted to consummate the AEL Merger and the Reorganization and transactions related thereto.

Section 5.04            Maintenance of Property; Insurance. (a) The Company will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, except, in each case, to the extent that failure to do so would not be reasonably expected to result in a Material Adverse Effect.

(b)            The Company will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies (which may include any captive insurance company that is an Affiliate of the Company), insurance or self-insurance on all their respective properties and against at least such risks, in each case as is consistent with sound business practice for companies in substantially the same industry as the Company and its Material Subsidiaries; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.05            Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects, with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials (including, without limitation, Sanctions Laws, Anti-Corruption Laws, Anti-Money Laundering Laws, Environmental Laws and ERISA and the rules and regulations thereunder) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where such noncompliance therewith would not (A) reasonably be expected to result in a Material Adverse Effect and (B) in the case of the laws, rules, regulations and orders referred to in Section 4.10, reasonably be expected to result in a violation of such laws, rules, regulations or orders by the Administrative Agent or any Bank or Joint Lead Arranger.

Section 5.06            Inspection of Property, Books and Records. The Company will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which entries that are full, true and correct in all material respects shall be made of all material dealings and transactions in relation to its business and activities; and, subject in all cases to Section 9.11, will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours; provided that such inspections shall be limited to once per fiscal year of the Company, unless an Event of Default shall have occurred and be continuing, in which case such inspection rights may be exercised as often as the Banks desire and at the expense of the Company; provided, further, that neither the Company nor any of its Subsidiaries shall be required to disclose any (i) trade secrets of the Company or its Subsidiaries, (ii) information subject to attorney-client privilege to the extent disclosure thereof would impair such privilege or (iii) information subject to confidentiality obligations to third parties the disclosure of which would cause the Company or any of its Subsidiaries to be in breach of such obligations.

Section 5.07            Financial Covenants. (a) Minimum Adjusted Consolidated Net Worth. Commencing with the first full fiscal quarter ending immediately after the Closing Date, the Company will not permit the Adjusted Consolidated Net Worth, calculated as of the last day of each fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), to be less than 60% of the Adjusted Consolidated Net Worth as of the Closing Date (the “Minimum Adjusted Consolidated Net Worth Amount”); provided that, following the consummation of any Specified Transaction, the Minimum Adjusted Consolidated Net Worth Amount shall be reduced by the aggregate amount of the Adjusted Consolidated Net Worth attributable to the assets or business subject to such Specified Transaction, as reflected in the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b), as the case may be, and certified by a Financial Officer of the Company in the Compliance Certificate delivered in respect of each applicable fiscal quarter.

(b)            Debt to Capitalization Ratio. Commencing with the first full fiscal quarter ending immediately after the Closing Date, the Company will not permit the Debt to Capitalization Ratio, calculated as of the last day of each fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), to exceed 0.35:1.00.

Section 5.08            Negative Pledge. The Company will not, and will not permit any Material Subsidiary to, create or suffer to exist any Lien (other than Liens securing Debt not prohibited under Section 5.12) upon (a) any present or future Capital Stock or any other Ownership Interests (as defined below) of any of its Material Subsidiaries (other than any Subsidiary established primarily for the purpose of reinsuring liabilities associated with the level premium term business, the universal life business with secondary guarantees or variable annuities of the Company or any Insurance Subsidiary), except, solely with respect to this clause (a), Liens described in clauses (a), (x), (dd) or (ll) of the definition of “Permitted Liens” or (b) any other property or assets of the Company or any Material Subsidiary (other than any Insurance Subsidiary), except, solely in the case of this clause (b), any Permitted Liens. As used herein “Ownership Interests” means, with respect to any Person, all of the shares of Capital Stock of such Person and all debt securities of such Person that can be converted or exchanged for Capital Stock of such Person, whether voting or nonvoting, and whether or not such Capital Stock or debt securities are outstanding on any date of determination.

Section 5.09            Consolidations, Mergers and Sales of Assets. The Company will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge or consolidate with another Person if (i) the Company is the corporation surviving such merger or consolidation (or the corporation surviving the merger or consolidation is (x) organized under the laws of the United States, any state thereof or the District of Columbia and (y) assumes the obligations of the Company under this Agreement pursuant to documentation reasonably acceptable to Administrative Agent), (ii) immediately after giving effect to such merger or consolidation, no Default shall have occurred and be continuing, (iii) such surviving entity shall have provided the Administrative Agent and the Banks all reasonably requested documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations and Anti-Money Laundering Laws and (iv) the Administrative Agent shall have received an opinion of counsel reasonably satisfactory to the Administrative Agent; provided that the AEL Merger and the Reorganization shall be permitted in any event.

Section 5.10            Use of Proceeds. The proceeds of the Term Loans will be used on the Closing Date to (a) fund, in part, the Transactions, (b) fund a dividend or distribution to the direct or indirect parent company of AEL in an amount of up to $250,000,000 which, to the extent made, shall be applied to partially prepay (or to refund amounts used to prepay) indebtedness outstanding under the Existing Parent Credit Agreement and (c) pay fees and expenses relating to the foregoing, and/or, in each case, to repay in full any short-term indebtedness incurred by Merger Sub and/or American National Group, LLC to fund the foregoing.

Section 5.11            Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration in excess of $10,000,000, unless such transaction is (a) on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (considering such transactions and all other related transactions as a whole), (b) approved by a majority of the disinterested members of the board of directors of the Company, (c) between or among the Company and its Subsidiaries or (d) set forth on Schedule III hereto. Notwithstanding the foregoing, the Company and its Subsidiaries may do the following: (i) pay customary fees and indemnifications to directors of Company and its Subsidiaries; (ii) enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Company and its Subsidiaries in the ordinary course of business; (iii) enter into or make payments under leases or subleases of property in the ordinary course of business not materially interfering with the business of the Company and the Subsidiaries taken as a whole; (iv) enter into any transaction with an Affiliate where the only consideration paid consists of Qualified Capital Stock of the Company; (v) enter into any Shareholder Loan; (vi) consummate any transaction permitted by Section 5.13; (vii) if the Company is a member of a consolidated group for U.S. federal income tax purposes, make distributions to enable any direct and indirect parent company that is the parent of such consolidated group to pay any income taxes imposed on such direct or indirect parent with respect to the income of the Company; provided that such distributions shall not exceed the income taxes that the Company would have paid as a stand-alone taxpayer, (viii) the Company and its Subsidiaries may enter into and take any action required or permitted under, and make any payment in respect of (A) shared services arrangements so long as such payments and transactions are in exchange for services actually provided to the Company or its Subsidiaries, (B) cost sharing, cooperation, research and development, or similar arrangements, in each case on customary terms, and (C) the Tax Sharing Agreements and (ix) payments, repurchases and transactions with any trust, special purpose entity or similar entity in connection with any trust securities, pre-capitalized trust securities or other similar arrangements, or any Debt issued in respect of any of the foregoing, including any issuance of, or payments, repurchases or transactions involving or related to, any Trust Securities or Trust Securities Notes; provided that notwithstanding the foregoing, for the avoidance of doubt, the Company shall be permitted to consummate the AEL Merger and the Reorganization.

Section 5.12            Certain Debt. The Company will not at any time permit any Subsidiary to create, assume or incur Non-Operating Indebtedness, except for:

(a)            Debt existing, or pursuant to commitments existing, on the Closing Date (provided that, if any such Debt individually is in an aggregate outstanding principal amount (or committed amount) in excess of $5,000,000, such Debt shall be described on Schedule IV hereto), and any Permitted Refinancing thereof;

(b)            Debt of any Subsidiary of the Company owing to the Company or another Subsidiary of the Company;

(c)            capital lease obligations of any Subsidiary of the Company;

(d)            Debt incurred to finance the acquisition, construction or improvement of assets by any Subsidiary; provided that (i) such Debt is created at the time of, or within one hundred eighty (180) days after, such acquisition, construction or improvement is completed, and (ii) such Debt does not exceed the cost of such assets at the time of such acquisition, construction or improvement;

(e)            to the extent they constitute Debt, obligations incurred in connection with any transaction (including an agreement with respect thereto) now existing or hereafter entered into which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other security swap, option, exchange commodity or derivative transaction and/or any combination of these transactions, in each case entered into in the ordinary course of business for the purpose of asset or liability management;

(f)             Acquired Debt and any Permitted Refinancing thereof;

(g)            Debt incurred in the ordinary course of business in connection with workers’ compensation claims, self-insurance obligations, unemployment insurance or other forms of governmental insurance or benefits and pursuant to letters of credit or other security arrangements entered into in connection with such insurance or benefit;

(h)            Debt representing installment insurance premiums owing in the ordinary course of business in respect of the liability insurance, casualty insurance or business interruption insurance maintained by the Company or any Subsidiary, in each case in respect of their properties and assets (but excluding any insurance or reinsurance provided or obtained by the Company or any Subsidiary in connection with performing its insurance business or managing risk in respect thereof);

(i)             Subordinated Debt and, to the extent constituting Debt, Trust Securities;

(j)             Debt arising under agreements to maintain a specified net worth, net worth generally, capital, or solvency of any Subsidiary (including any Insurance Subsidiary or Reinsurance Subsidiary), as required or approved by one or more applicable insurance regulatory authorities;

(k)            (A) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument, and (B) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(l)            (A) Debt in respect of letters of credit in an amount at any time outstanding under this clause (A) not to exceed 5% of Adjusted Consolidated Net Worth for the most recently ended fiscal quarter for which financial statements have been delivered pursuant to the terms of this Agreement, and (B) Debt in respect of letters of credit issued for the account of one or more Reinsurance Subsidiaries and its Subsidiaries;

(m)            Debt consisting of promissory notes issued by the Company or any of its Subsidiaries to existing or former employees, management or directors of or consultants to the Company or any Subsidiary or their assigns, estates or heirs to purchase, repurchase, redeem or otherwise acquire, cancel, retire or make payment in respect of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock, of the Company in an aggregate principal amount which, if paid in cash, would not otherwise be prohibited under this Agreement;

(n)            Debt the aggregate principal amount of which is deposited into escrow or otherwise maintained in a deposit account or securities account solely for the purpose of being applied in full to defease, satisfy and discharge, redeem or cash collateralize other Debt (or that would constitute Debt prior to such defeasance, satisfaction and discharge, redemption or cash collateralization); and

(o)            without duplication of the items described in clauses (a) through (q) above, other Non-Operating Indebtedness of any Subsidiary of the Company in an aggregate amount not to exceed 10% of the Company’s Adjusted Consolidated Net Worth at the time such Non-Operating Indebtedness is created, assumed or incurred.

Accrual of interest, accrual of dividends, the accretion of accreted value or the amortization of debt discount, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of preferred stock shall not be deemed to be an incurrence of Debt for purposes of this Section 5.12.

Section 5.13            Restricted Payments. The Company will not pay any dividend (other than dividends payable solely in its Qualified Capital Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Company, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company (collectively, “Restricted Payments”), if, at the time thereof and immediately after giving effect thereto, an Event of Default under Section 6.01(a)(i), (g) or (h) shall have occurred and be continuing. Notwithstanding the foregoing, the Company may make the following Restricted Payments:

(a)            cash dividends on the common Capital Stock of the Company, to the extent declared prior to the date of such Default or Event of Default, as applicable;

(b)            cash dividends required pursuant to the terms of any Additional Securities issued, to the extent at the time of such issuance no Default or Event of Default occurred and was continuing;

(c)            repurchases of Capital Stock of the Company deemed to occur upon the exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(d)            cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Company in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock in the Company;

(e)            pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers or employees of the Company;

(f)            to the extent they constitute Restricted Payments, payments, dividends, distributions, contributions, or any other transaction, in each case in respect of trust securities, pre-capitalized trust securities, or other similar arrangement, or any Debt issued in respect of or related to any of the foregoing; and

(g)            payments made in respect of required withholding or similar non-U.S. Taxes with respect to any future, present or former employee, director, manager, officer, partner, independent consultant or consultant and any repurchases or withholdings of Capital Stock in consideration of such payments, in each case in connection with the exercise or vesting of stock options, warrants or the issuance of restricted stock units or similar stock based awards.

Section 5.14            Sanctions; Anti-Corruption Laws.

(a)            The Company will maintain in effect policies and procedures designed to promote compliance by the Company, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and Anti-Corruption Laws in all material respects.

(b)            The Company will not, directly or knowingly indirectly, use any part of the proceeds of any Term Loans, (i) for the purpose of funding, financing or facilitating any activities or business of or with, or making any payments to, any Person or in any country or territory that, at the time of such funding, financing or facilitating, is the target of Sanctions Laws in violation of applicable Sanctions Laws or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

ARTICLE VI

DEFAULTS

Section 6.01            Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)            (i) the Company shall fail to pay when due any principal of the Term Loans or (ii) the Company shall fail to pay when due any interest on the Term Loans or any fees or any other amounts payable hereunder and such failure under this clause (ii) shall continue for five (5) Business Days;

(b)            subject to Section 6.02, the Company shall fail to observe or perform any covenant contained in Section 5.01(d), 5.03(a) or 5.07 through 5.13 inclusive;

(c)            the Company shall fail to observe or perform any covenant or agreement contained in this Agreement or the other Credit Documents (other than those covered by clause (a) or (b) above) for thirty (30) days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d)            any representation, warranty, certification or statement made by the Company in this Agreement, any other Credit Document or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect (or incorrect in any material respect if such representation or warranty is not qualified by materiality or Material Adverse Effect) when made (or deemed made);

(e)            the Company or any Material Subsidiary shall (i) fail to make any payment in respect of any Debt (other than Term Loans or other extensions of credit hereunder, or any Debt owning between or among the Company and its Subsidiaries) having a principal amount then outstanding of not less than $350,000,000 when due, and such failure shall continue beyond any applicable grace period or (ii) fail to make any payment in respect of any Derivative Financial Product when due, and such failure shall continue beyond any applicable grace period (and for this clause (ii) excluding any amount the payment of which is being disputed in good faith in accordance with the dispute resolution procedures provided for in the contract governing such Derivative Financial Product), the non-payment of which would give rise to the Company or any Material Subsidiary owing Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $350,000,000, in the case of each of clauses (i) and (ii), except where such non-payment has been cured or waived prior to the exercise of any remedies under this Article VI;

(f)             any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Term Loans or other extensions of credit hereunder) having a principal or face amount then outstanding of not less than $350,000,000 of the Company or any Material Subsidiary, or an early termination event shall arise with respect to any Derivative Financial Product that creates, after taking into account the effect of any legally enforceable netting agreement relating to such Derivative Financial Product, a Material Unpaid Derivative Product Indebtedness in an aggregate principal amount exceeding $350,000,000;

(g)            the Company or any Material Subsidiary shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)            an involuntary case or other proceeding shall be commenced against the Company or any Material Subsidiary seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or an order for relief shall be entered against the Company or any such Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of the Company or any Material Subsidiary or of the assets or any substantial part thereof of the Company or any Material Subsidiary or any other similar remedy; or the Company shall become unable or admit in writing its inability to pay its debts as they become due;

(i)             any of the following events or conditions shall occur, which, in the aggregate, would reasonably be expected to involve possible Taxes, penalties and other liabilities in an aggregate amount that results in a Material Adverse Effect: (i) any member of the ERISA Group shall fail to pay when due any amount or amounts which it shall have become liable to pay under Title IV of ERISA; (ii) notice of intent to terminate a Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; (iv) a condition shall exist by reason of which the PBGC would reasonably be expected to obtain a decree adjudicating that any Plan must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans.

(j)             a judgment or order for the payment of money in excess of $350,000,000 (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against the Company or any Material Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of sixty (60) days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

(k)            a Change of Control shall have occurred; or

(l)             at any time after the execution and delivery thereof: (i) this Agreement or any Credit Document ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of the Administrative Agent or any Bank to take any action within its control; or (ii) the Company shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Banks, under any Credit Document to which it is a party; then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Term Commitments and they shall thereupon terminate and (ii) declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company;

provided that, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to the Company, without any notice to the Company or any other act by the Administrative Agent or the Banks, the Term Commitments shall thereupon terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued hereunder, shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

Notwithstanding anything herein to the contrary, for a period from the Closing Date through and including the date that is thirty (30) days after the Closing Date, if a matter or circumstance exists, which constitutes a breach of the representations, warranties or covenants or a potential or actual Event of Default, such matter or circumstance shall not be deemed to be an Event of Default so long as (i) such matter or circumstance does not constitute an Event of Default that is incapable of being cured, (ii) the Company is taking reasonable steps to cure such matter or circumstance, (iii) such potential or actual Event of Default is cured or otherwise ceases to exist within such period, (iv) the circumstances giving rise to it were not knowingly produced or approved by Parent or Merger Sub (excluding the AEL and its subsidiaries) and (v) it has not had and is not reasonably likely to result in a Material Adverse Effect; provided that, nothing in this paragraph shall affect the conditions set forth in Article III.

Section 6.02            Cure Right.

(a)            Notwithstanding anything to the contrary contained in Section 6.01, in the event the Company fails to comply with the requirements of any financial covenant set forth in Section 5.07, the Company shall have the right (the “Cure Right”) to arrange for a cash equity contribution by Parent or any other Permitted Holder (the “Specified Equity Contribution”) in the form of Qualified Capital Stock (or if not Qualified Capital Stock, in a form reasonably acceptable to the Administrative Agent) issued by the Company to Parent or such Permitted Holder, the proceeds of which shall be contributed to the equity capital of the Company on or prior to the day that is fifteen (15) Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or 5.01(b) for any fiscal quarter (the “Cure Period”). The Company shall give written notice (the “Cure Notice”) to the Administrative Agent of its exercise of the Cure Right no later than the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or 5.01(b), and upon such exercise, the proceeds of the Specified Equity Contribution shall be included in the calculation of Consolidated Total Capitalization and/or Adjusted Consolidated Net Worth for the purposes of determining compliance with the covenants in Section 5.07 at the end of such fiscal quarter and any subsequent periods that include such fiscal quarter; provided that (a) there shall be no more than two (2) quarters in each four (4) consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) no more than five (5) Specified Equity Contributions shall be made during the term of this Agreement, (c) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the Company to be in compliance with the covenants in Section 5.07 on a pro forma basis, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under this Agreement other than for purposes of determining compliance with the covenants in Section 5.07 and (e) to the extent the Specified Equity Contribution is applied to prepay Debt, there shall be no reduction in Debt with the proceeds of such Specified Equity Contribution for determining compliance with the covenants in Section 5.07 for the fiscal quarter for which such Specified Equity Contribution was made.

(b)            Upon delivery by the Company to the Administrative Agent of a Cure Notice prior to the last day of the Cure Period, (i) any applicable Event of Default with respect to the covenants in Section 5.07 shall be deemed retroactively not to have occurred until the expiration of the Cure Period and (ii) neither the Administrative Agent nor any Bank shall exercise any rights or remedies under this Agreement (or any rights and remedies under any other Credit Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with the covenants in Section 5.07 until the expiration of the Cure Period.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01            Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02            Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

Section 7.03            [Reserved].

Section 7.04            Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement, unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by the Company to the Administrative Agent at such time, but is voluntarily furnished by the Company to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

Section 7.05            Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Bank, or any Person who has received funds on behalf of a Bank (any such Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.05 and held in trust for the benefit of the Administrative Agent, and such Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Bank or any Person who has received funds on behalf of a Bank, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Bank or other recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)            it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)           such Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.05(b).

Notwithstanding anything herein to the contrary, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.05(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.05(a) or on whether or not an Erroneous Payment has been made

(c)            Each Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Bank under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Bank under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding Section 7.05(a).

(d)

(i)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Bank shall be deemed to have assigned its Term Loans with respect to which such Erroneous Bank was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Term Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Company) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Bank shall deliver any Notes evidencing such Term Loans to the Company or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Bank shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Bank shall become a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Bank shall cease to be a Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Bank, (D) the Administrative Agent and the Company shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment.

(ii)           Subject to Section 9.06 (but excluding, in all events, any assignment consent or approval requirements (whether from the Company or otherwise)), the Administrative Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Bank shall be reduced by the net proceeds of the sale of such Term Loans (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Bank (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Term Loans acquired from such Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Bank from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Bank, to the rights and interests of such Bank) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that, the Company’s Obligations under the Credit Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Company; provided that, this Section 7.05 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Company relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided further that, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Company for the purpose of making such Erroneous Payment. Notwithstanding anything herein to the contrary, it is understood and agreed that if the Company has paid principal, interest or any other amounts owed pursuant to a Credit Document, nothing in this Section 7.05 shall require the Company to pay additional amounts that are duplicative of such amounts previously paid.

(f)             To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 7.05 shall survive the resignation or replacement of the Administrative Agent and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

Section 7.06            Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks, the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Bank stating that a Default or Event of Default has occurred and specifying the nature thereof. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement, any other Credit Document or any other instrument or writing furnished in connection herewith; (v) the existence or possible existence of any Default or Event of Default; (vi) the financial condition of the Company or any of its Subsidiaries; or (vii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing believed by it in good faith to be genuine or to be signed by the proper party or parties.

Section 7.07            Indemnification. Each Bank shall, ratably in accordance with its outstanding Term Loans (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), indemnify and hold harmless the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

Section 7.08            Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.09            Successor Agent. (a) The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint from among the Banks a successor Administrative Agent; provided that so long as no Event of Default under Section 6.01(a), (g) or (h) has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld; provided further that in no event shall any successor Administrative Agent be a Disqualified Institution. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000; provided that so long as no Event of Default under Section 6.01(a), (g) or (h) has occurred and is continuing such successor Administrative Agent shall be subject to the consent of the Company, which consent shall not be unreasonably withheld.

(b)            If the Person serving as Administrative Agent is a Defaulting Bank pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, with the written consent of the Company and by notice in writing to such Person, remove such Person as Administrative Agent and, with the written consent of the Company, appoint a successor.

(c)            Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.10            Delegation to Affiliates. The Company and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and IX.

Section 7.11            Joint Lead Arrangers and Joint Bookrunners. Notwithstanding anything herein to the contrary, none of the Joint Lead Arrangers or Joint Bookrunners listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

Section 7.12            Certain ERISA Matters.

(a)            Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and each Joint Bookrunner and not to or for the benefit of the Company, that at least one of the following is and will be true:

(i)            such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments or this Agreement,

(ii)           the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement,

(iii)          (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Term Loans, the Term Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement, or

(iv)          such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent or the applicable Joint Lead Arranger or Joint Bookrunner, as applicable, in each case in its sole discretion, and such Bank.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or (2) a Bank has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent, each Joint Lead Arranger and each Joint Bookrunner and not to or for the benefit of the Company, that none of the Administrative Agent, any Joint Lead Arranger or any Joint Bookrunner is a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Term Loans, the Term Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent, each Joint Lead Arranger and each Joint Bookrunner under this Agreement, any Credit Document or any documents related hereto or thereto).

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.01            Benchmark Replacement Setting. (a) Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b)            In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Company, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c)            The Administrative Agent will promptly notify the Company and the Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will notify the Company of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 8.01(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.01, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 8.01.

(d)            Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Upon the Company’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Company may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 8.02            Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, continue, maintain or fund its SOFR Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Company, whereupon until such Bank notifies the Company and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make SOFR Loans shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding SOFR Loans to maturity and shall so specify in such notice, the Company shall immediately prepay in full the then outstanding principal amount of each such SOFR Loan, together with accrued interest thereon. Concurrently with prepaying each such SOFR Loan, the Company shall borrow Base Rate Term Loans in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related SOFR Loans of the other Banks), and such Bank shall make such Base Rate Term Loans.

Section 8.03            Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Term Loan or any obligation to make Term Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board), special deposit, compulsory loan, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) (except any Tax), shall impose on any Bank (or its Applicable Lending Office) any other condition affecting its Term Loans, its Notes or its obligation to make Term Loans, or shall subject any Bank (or its Applicable Lending Office) to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing is to increase the cost or expense to such Bank (or its Applicable Lending Office) of making, continuing, converting to or maintaining any Term Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under other Credit Document with respect thereto, by an amount deemed by such Bank to be material, then, within thirty (30) days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)            If any Bank shall have determined that, after the Closing Date (subject to clause (d) below), the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within thirty (30) days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction. Notwithstanding anything to the contrary in this Section 8.03, the Company shall not be required to compensate a Bank pursuant to Section 8.03(a) or (b) for any amounts incurred more than 270 days prior to the date that such Bank notifies the Company of such Bank’s intention to claim compensation therefor, to the extent such Bank had knowledge of the circumstances giving rise to such claim for compensation and its effects on the rate of return on capital in respect of this facility prior to such 270 day period; provided that, if the change in law giving rise to any such increased cost or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)            Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 8.03. A certificate of any Bank claiming compensation under this Section 8.03 and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)            Notwithstanding anything herein to the contrary, for purposes of this Section 8.03, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have gone into effect after the Closing Date, regardless of the date enacted, adopted or issued; provided that no Bank shall demand compensation pursuant to this Section 8.03 as a result of increased cost or reduced return resulting from Basel III or the Dodd-Frank Wall Street Reform and Consumer Protection Act if it shall not at the time be the general policy or practice of such Bank to demand such compensation from similarly situated borrowers (to the extent that, with respect to such increased cost or reduced return, such Bank has the right to do so under its credit facilities with similarly situated borrowers).

Section 8.04            Base Rate Term Loans Substituted for Affected SOFR Loans. If (i) the obligation of any Bank to make or continue SOFR Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) or 8.05 and the Company shall, by at least five (5) U.S. Government Securities Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.04 shall apply to such Bank, then, unless and until such Bank notifies the Company that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a)            all Term Loans which would otherwise be made, or continued, by such Bank as SOFR Loans shall be made instead as, or converted into, Base Rate Term Loans (on which interest and principal shall be payable contemporaneously with the related SOFR Loans of the other Banks), and

(b)            after each of its SOFR Loans has been repaid, all payments of principal which would otherwise be applied to repay such SOFR Loans shall be applied to repay its Base Rate Term Loans instead.

Section 8.05            Taxes. (a) For purposes of this Section 8.05, the term “applicable law” includes FATCA.

(b)            Any and all payments by or on account of any obligation of the Company hereunder or under any other Credit Document shall be made free and clear and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the Withholding Agent to deduct or withhold any Taxes from any such payments, then (i) such Withholding Agent shall make such deductions or withholdings, (ii) such Withholding Agent shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 8.05) the applicable recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c)            The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes, in each case, within ten (10) days after demand therefor.

(d)            The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of any Indemnified Taxes, (including any Indemnified Taxes imposed or asserted on amounts payable under this Section 8.05), whether or not correctly or legally imposed or asserted by the relevant governmental authority, payable or paid by such Bank or the Administrative Agent (as the case may be) or required to be withheld or deducted from a payment to such Bank or the Administrative Agent and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be paid within ten (10) days after such Bank or the Administrative Agent, as the case may be, makes demand therefor. A certificate as to the amount of such payment or liability delivered to the Company by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(e)            Each Bank shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Tax and without limiting the obligation of the Company to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Credit Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            After any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 8.05, the Company shall promptly furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent and, if such receipt relates to a Tax in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(g)

(i)            Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(1), (ii)(2) and (ii)(4) of this Section) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)            Without limiting the generality of the foregoing, on or prior to the date on which a Bank becomes a Bank under this Agreement:

(1)            any Bank that is a U.S. Person shall deliver to the Company and the Administrative Agent on or about the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(2)            any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(A)            in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)            executed copies of IRS Form W-8ECI;

(C)            in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)            to the extent a Foreign Bank is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(3)            any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(4)            if a payment made to a Bank under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Withholding Agent in writing of its legal inability to do so.

(h)            If any party hereto determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 8.05 (including the payment of additional amounts pursuant to this Section 8.05), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under Section 8.03 or this Section 8.05 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority with respect to such amount) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             On or prior to the Closing Date, the Administrative Agent shall deliver to the Company either: (i) an executed original of IRS Form W-8IMY certifying in Part I that the Administrative Agent is a U.S. branch of a foreign bank and certifying in Part VI, Line 19.b., that the Administrative Agent agrees to be treated as a U.S. Person with respect to any payments made to it under any Credit Documents, or (ii) in the event that it is not acting through a U.S. branch, an IRS Form W-8IMY, together with a withholding statement in accordance with Treasury Regulation Section 1.1441-1(e)(3)(iv) and Treasury Regulation Section 1.1471-3(c)(3)(iii)(B) and a withholding certificate (or suitable substitute form) as defined in Treasury Regulation 1.1441-1(c)(16) and in accordance with Treasury Regulation Section 1.1471-3(c)(3) from each Bank (together with any accompanying certificate or other document as my be required under the Code and the regulations thereunder). The Administrative Agent agrees that if such IRS Form W-8IMY previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Company in writing of its legal inability to do so.

(j)             Each party’s obligations under this Section 8.05 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 8.06            Inability to Determine Rates. Subject to Section 8.01, if on or prior to the first day of any Interest Period for any SOFR Loan:

(a)            the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)            the Required Banks determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Company and each Bank in writing.

Upon notice thereof by the Administrative Agent to the Company, any obligation of the Banks to make or maintain SOFR Loans, and any right of the Company to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (a) above, at the instruction of the Required Banks) revokes such notice. Upon receipt of such notice, (i) the Company may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, the Company will be deemed to have converted any such request into a request for a Borrowing of or conversion to Daily Simple SOFR Loans (or, if the Administrative Agent reasonably determines that adequate and reasonable means do not exist for determining Daily Simple SOFR, Base Rate Loans) in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Daily Simple SOFR Loans (or, if the Administrative Agent reasonably determines that adequate and reasonable means do not exist for determining Daily Simple SOFR, Base Rate Loans) at the end of the applicable Interest Period. Upon any such conversion, the Company shall also pay accrued interest on the amount so converted. Subject to Section 8.01, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

Section 8.07            Mitigation Obligations; Replacement of Banks. (a) If any Bank requests compensation under Section 8.03, or if the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, then such Bank shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank (with the concurrence of the Company), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.05, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

(b)            If (i) any Bank requests compensation under Section 8.03, (ii) the Company is required to pay any additional amount to any Bank or any governmental body, agency or official for the account of any Bank pursuant to Section 8.05, (iii) any Bank becomes a Defaulting Lender or (iv) any Bank is a Non-Consenting Bank,

then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.06(c)), all its interests, rights and obligations under this Agreement (or, in the case of any such assignment and delegation resulting from a failure to provide a consent in its capacity as a Bank, all its interests, rights and obligations under this Agreement and the other Credit Documents as a Bank) to an Assignee that shall assume such obligations (which Assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Bank), from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.05, such assignment will result in a reduction in such compensation or payments, (iv) in the case of any such assignment in respect of a Non-Consenting Bank, the applicable Assignee shall have consented to the applicable amendment, waiver or consent, and (v) such assignment does not conflict with applicable law. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE IX

MISCELLANEOUS

Section 9.01            Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (a) in the case of the Company, at its address or electronic mail address set forth on its signature page hereto, (b) in the case of the Administrative Agent, at its address or electronic mail address set forth on its signature page hereto, (c) in the case of any Bank, at its address or electronic mail address set forth in its Administrative Questionnaire or (d) in the case of any other party, such other address or electronic mail address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (ii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) or (iii) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section 9.01; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.02            No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03            Expenses; Indemnification; Limitation of Liability. (a) The Company shall pay (i) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Joint Lead Arrangers and each of their respective Affiliates, including reasonable and documented fees and disbursements of one primary counsel and, if necessary and with prior notice to the Company, a single special or local counsel in each relevant material jurisdiction (which may include special counsel acting in multiple jurisdictions), for the Administrative Agent, in connection with the preparation, due diligence, administration and closing of this Agreement and the other Credit Documents, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs and is continuing, all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and each Bank, including reasonable and documented fees and disbursements of one firm of primary counsel and, if reasonably necessary and with prior notice to the Company, a single special or local counsel in each relevant material jurisdiction (which may include special counsel acting in multiple jurisdictions), in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. All amounts due under this clause (a) shall be paid within thirty (30) days after written demand therefor (in each case, together with backup documentation supporting such reimbursement request); provided that, with respect to the Closing Date, all amounts due under this clause (a) shall be paid on the Closing Date solely to the extent invoiced to the Company within three (3) Business Days prior to the Closing Date.

(b)            The Company agrees to indemnify the Administrative Agent, each Joint Lead Arranger, each Joint Bookrunner, each Bank and their respective Related Parties (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all Liabilities, reasonable and documented out-of-pocket costs and expenses of any kind, including costs of settlement and the reasonable and documented out-of-pocket fees and disbursements of one counsel for the Indemnitees taken as a whole (unless the Indemnitees have actual or reasonably perceived conflicts of interest where the Indemnitees affected by such conflict inform the Company in writing of such conflict, in which case such expenses shall include the reasonable and documented out-of-pocket fees and disbursements of one additional counsel in each relevant material jurisdiction and to each group of similarly affected Indemnitees) and, with prior written notice to the Company, one local counsel for the Indemnitees in any relevant jurisdiction (which may include special counsel acting in multiple jurisdictions), which may be incurred by such Indemnitee in connection with, or as a result of, any actual or prospective claim, litigation, investigation or any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto or whether such proceeding is brought by the Company, its Affiliates, its equity holders or its creditors) relating to or arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or any other transactions contemplated hereby; (ii) any Term Loan or the use of proceeds therefrom; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing clauses (i) and (ii), whether based on contract, tort, or any other theory and regardless of whether any Indemnitee is a party thereto; provided that no Indemnitee shall have the right to be indemnified hereunder to the extent that such Liabilities or related expenses have resulted from (x) the gross negligence, willful misconduct or bad faith of such Indemnitee or Related Indemnitee, (y) the material breach by such Indemnitee or Related Indemnitee of its material obligations hereunder or (z) any claim, litigation, or proceeding solely among Indemnitees brought by any Indemnitee against another Indemnitee (other than any claim, litigation, or proceeding against an Indemnitee acting in its capacity as Administrative Agent, a Joint Lead Arranger or a Joint Bookrunner) that does not involve an act or omission (or alleged act or omission) by the Company or any of its Affiliates, in the case of each of the foregoing clauses (x) and (y), as determined in a final and non-appealable judgment by a court of competent jurisdiction. All amounts due under this clause (b) shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that any such applicable Indemnitee or Related Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee or Related Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this clause (b). The Company shall not, without the prior written consent of each Indemnitee affected thereby (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened investigation, litigation or proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless such settlement (A) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such investigation, litigation or proceeding and (B) does not include any statement as to any admission of fault. Notwithstanding anything herein to the contrary, this clause (b) shall not apply to Taxes, other than any Taxes that represent Liabilities or related expenses arising from any non-Tax claim.

(c)            To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner, any Bank and any Related Party of any of the foregoing (each such Person, a “Bank-Related Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, the Term Loans or the use of the proceeds thereof. None of the Company or its Related Parties shall have any liability under this Section 9.03 for special, indirect, consequential or punitive damages arising out of, related to or in connection with any aspect of this Agreement or any agreement or instrument contemplated hereby or the transactions contemplated hereby; provided that this sentence shall not limit the Company’s indemnification obligations herein to the extent that such special, indirect, consequential or punitive damages are included in any third party claim in connection with which an Indemnitee is otherwise entitled to indemnification hereunder.

(d)            No Bank-Related Person, the Company or any of its Related Parties shall be liable for any Liabilities arising from the use by others of any information or other materials obtained through IntraLinks, Syndtrak, ClearPar, DebtDomain or other similar information transmission systems in connection with this Agreement or any other Credit Document, except to the extent any such Liabilities are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence, bad faith or willful misconduct of such Person.

(e)            The agreements in this Section 9.03 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Term Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.04            Sharing of Payments. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Term Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Term Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Term Loans held by the other Banks, as applicable, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Term Loans made by the Banks shall be shared by the Banks pro rata; provided that (a) nothing in this Section 9.04 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness under this Agreement and (b) the provisions of this Section 9.04 shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Term Loans, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation.

Section 9.05            Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent, in such capacity, are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall (a) increase the amount or extend the expiry date of the Term Commitment of any Bank without the written consent of such Bank, (b) reduce the principal amount of any Term Loan, the rate or amount of interest thereon (other than a waiver of the default rate of interest imposed pursuant to Section 2.06(d)) or any fees payable to any Bank hereunder, without the written consent of each Bank directly and adversely affected thereby (it being understood that any change to the defined terms used in computing financial covenants or ratios hereunder or any change or amendment in connection with the replacement of Term SOFR or any other Benchmark Replacement (including any change or amendment to Section 8.01) shall not constitute a reduction in the rate or amount of interest or fees for purposes of this clause (b)), (c) postpone the scheduled date of payment of the principal amount of any Term Loan, or any interest thereon, or any fees payable hereunder, or waive or excuse any such payment, or postpone the scheduled date of expiration of any Term Commitment, without the written consent of each Bank directly and adversely affected thereby (it being understood that any change to the defined terms used in computing financial covenants or ratios hereunder or any change or amendment in connection with the replacement of Term SOFR or any other Benchmark Replacement (including any change or amendment to Section 8.01) shall not constitute a postponement, waiver or excuse for purposes of this clause (c)), (d) change Section 2.10(b), 2.10(c) or 9.04 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank or (e) change any of the provisions of this Section 9.05 or the definition of “Required Banks” or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank; provided, further, that (i) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, error, omission, defect or inconsistency (as reasonably determined by the Company and the Administrative Agent) so long as, in each case, the Banks shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Banks, a written notice from the Required Banks stating that the Required Banks object to such amendment and (ii) any Bank may exchange, continue or rollover all or a portion of its Term Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Bank.

Section 9.06            Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that, except as provided in Section 5.09, the Company may not assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of each Bank.

(b)            Any Bank may at any time grant to one or more banks or other institutions (other than to the Company, Affiliates of the Company, any Disqualified Institution or any Defaulting Bank) (each a “Participant”) participating interests in its Term Commitment or the Term Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in the first proviso of Section 9.05 without the consent of the Participant. The Company agrees that each Participant shall be entitled to the benefits of Article VIII with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Sections 8.05(f) and 8.05(g) (it being understood that the documentation required under Sections 8.05(f) and 8.05(g) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 9.06(c) or 9.06(d). An assignment or other transfer which is not permitted by Section 9.06(c) or 9.06(d) shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 9.06(b). Each Bank that grants a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Term Commitment, Term Loan or other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Term Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding anything herein to the contrary, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)            Any Bank may at any time assign to one or more banks or other financial institutions (other than the Company, Affiliates of the Company, any Disqualified Institution or a Defaulting Bank, each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent (which in each case shall not be unreasonably withheld, conditioned or delayed) of each of the Company and the Administrative Agent; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Company shall be required and (ii) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment or is an Approved Fund, no such consent of the Administrative Agent shall be required; provided, further, that (x) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (y) if an Event of Default under Section 6.01(a), 6.01(g) or 6.01(h) occurs and is continuing, no such consent of the Company shall be required; provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank’s Term Commitment or Term Loans) shall be in an amount that is at least $10,000,000 and increments of $1,000,000 in excess thereof (unless otherwise agreed by the Company and the Administrative Agent). Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with principal amount of the Term Loans owing to it as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500 unless waived by the Administrative Agent in its sole discretion. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income Taxes in accordance with Section 8.05(f).

(d)            Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including to one or more of the Federal Reserve Banks which comprise the Federal Reserve System or other central banks. No such assignment shall release the transferor Bank from its obligations hereunder.

(e)            No Participant shall be entitled to receive any greater payment under Section 8.03, 8.05 or 8.06 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent, (ii) by reason of the provisions of Section 8.02 or 8.07 requiring such Participant to designate a different Applicable Lending Office under certain circumstances or (iii) prior to a Change in Law giving rise to such greater payment.

Section 9.07            [Reserved].

Section 9.08            New York Law. This Agreement and the other Credit Documents and any claim, controversy or dispute (whether in tort, in contract at law or in equity or otherwise) based upon, arising out of or related to this Agreement and the other Credit Documents, shall be governed by and construed in accordance with the laws of the State of New York; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the AEL Acquisition Agreement) used in this Agreement (and whether or not a “Company Material Adverse Effect” has occurred) and (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any inaccuracy thereof Merger Sub has (or any of its subsidiaries or Affiliates has) the right to terminate its obligations under the AEL Acquisition Agreement or the right to elect not to consummate the AEL Merger (or otherwise not have an obligation to close), in each case shall be governed by, and construed in accordance with, the laws of the state of Iowa applicable to contracts executed in and to be performed entirely within that state, regardless of the laws that might otherwise govern under any applicable conflict of laws principles.

Section 9.09            Judicial Proceedings. (a) Submission to Jurisdiction. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the borough of Manhattan), and any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement or any other Credit Document or the transactions contemplated hereby, and the Company hereby irrevocably and unconditionally agrees that all claims in respect of any such proceeding may (and any such proceeding, claims, cross-claims or third-party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such federal (to the extent permitted by law) or New York State court. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b)            Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.

(c)            No Limitation on Service or Suit. Nothing in any Credit Document shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring any suit, action, proceeding, claim or counterclaim against the Company or its properties in the courts of any jurisdiction or jurisdictions.

Section 9.10            Counterparts; Integration; Headings; Electronic Execution. (a) This Agreement and any other Credit Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the Fee Letter constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

(b)            The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent (provided that electronic signatures utilizing the DocuSign platform shall be deemed approved), or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.11            Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder and under the other Credit Documents), any written or oral information provided by or on behalf of the Company (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or by a self-regulatory body or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates, (d) right to provide such information to (i) participants, prospective participants, prospective assignees or assignees pursuant to Section 9.06 or (with the consent of the Company (such consent not to be unreasonably withheld)) to its agents if prior thereto such participant, prospective participant, prospective assignee or agent agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 9.11 as if it were a “Bank” party hereto or (ii) with the consent of the Company (except as otherwise permitted under clause (b) above), any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Company and its obligations or to any actual or prospective credit insurance provider relating to the Company and its obligations if prior thereto such counterparty or credit insurance provider agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section 9.11 as if it were a “Bank” party hereto, (e) right to disclose any such Confidential Information in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) with the prior written consent of the Company, right to disclose any such Confidential Information on a confidential basis to any rating agency in connection with rating the Company or its Subsidiaries or this facility and (g) right to provide such information with the Company’s prior written consent. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant or prospective assignee under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge. In addition, in consultation with the Company, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about the Closing Date and the size, type and purpose of the facilities contemplated by this Agreement to market data collectors and other service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Credit Documents and the Term Commitments.

Section 9.12          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13            Certain Notices. Each Bank hereby notifies the Company that pursuant to the requirements of the PATRIOT Act and the Beneficial Ownership Regulation, such Bank may be required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.

Section 9.14            No Fiduciary Duty. The Administrative Agent, each Bank and their Affiliates (collectively, solely for purposes of this Section 9.14, the “Banks”), may have economic interests that conflict with those of the Company and its stockholders and/or affiliates. The Company agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Bank, on the one hand, and the Company, its stockholders or its affiliates, on the other. The Company acknowledges and agrees that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Banks, on the one hand, and the Company, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Bank has assumed an advisory or fiduciary responsibility in favor of the Company, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Bank has advised, is currently advising or will advise the Company, its stockholders or its Affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in the Credit Documents and (y) each Bank is acting solely as principal and not as the agent or fiduciary of the Company, its management, stockholders or creditors or any other Person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

Section 9.15            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document may be subject to the Write-Down and Conversion Powers of an applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of an applicable Resolution Authority.

Section 9.16            Right of Setoff. If an Event of Default shall have occurred and be continuing, each Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Bank or Affiliate to or for the credit or the account of the Company against any of and all the obligations of the Company at the time existing under this Agreement held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Bank under this Section 9.16 are in addition to other rights and remedies (including any other rights of setoff) which such Bank may have. Each Bank agrees to notify the Administrative Agent and the Company promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY, as the Company

by
/s/ Timothy A. Walsh
Name:	Timothy A. Walsh
Title:	President and Chief Executive Officer

Address for Notices:

American Equity Investment Life Holding Company
c/o American National Group, LLC
1 Moody Plaza
Galveston, TX 77550
Attention: Garret Williams
Email: Garrett.Williams@AmericanNational.com

[Signature Page to Term Loan Agreement]

BANK OF MONTREAL, as Administrative Agent

by
/s/ Fiona Lu
Name:	Fiona Lu
Title:	Vice President, Corporate Banking

Address for Notices:

Bank of Montreal, as Administrative Agent
250 Yonge St., 11th Floor,
Toronto, ON M5B 2L7
Attention: Joshua Shanker
Email: BMOCCLO.AgencyToronto@bmo.com

[Signature Page to Term Loan Agreement]

BANK OF MONTREAL, as a Bank

by
/s/ Fiona Lu
Name:	Fiona Lu
Title:	Vice President, Corporate Banking

[Signature Page to Term Loan Agreement]

Royal Bank of Canada, as a Bank

by
/s/ Keving Bemben
Name:	Kevin Bemben
Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

BNP PARIBAS, as a Bank

by
/s/ Nicole Rodriguez
Name:	Nicole Rodriguez
Title:	Director

by
/s/ Nicolas Doche
Name:	Nicolas Doche
Title:	Director

[Signature Page to Term Loan Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Bank

by
/s/ Edward Turowski
Name:	Edward Turowski
Title:	Managing Director

[Signature Page to Term Loan Agreement]

HSBC BANK USA, NA, as a Bank

by
/s/ Michael Albanese
Name:	Michael Albanese
Title:	Managing Director, FIG

[Signature Page to Term Loan Agreement]

MIZUHO BANK, LTD., CANADA BRANCH, as a Bank

by
/s/ James Campbell
Name:	James Campbell
Title:	Director

[Signature Page to Term Loan Agreement]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Bank

by
/s/ Betty Chang
Name:	Betty Chang
Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Bank

by
/s/ Callen M. Strunk
Name:	Callen M. Strunk
Title:	Vice President

[Signature Page to Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

by
/s/ Jason Hafener
Name:	Jason Hafener
Title:	Managing Director

[Signature Page to Term Loan Agreement]

BARCLAYS BANK PLC, as a Bank

by
/s/ Evan Moriarty
Name:	Evan Moriarty
Title:	Authorized Signatory

[Signature Page to Term Loan Agreement]

Citibank, N.A., as a Bank

by
/s/ Robert Chesley
Name:	Robert Chesley
Title:	Vice President & Managing Director

[Signature Page to Term Loan Agreement]

Credit Agricole Corporate and Investment Bank, as a Bank

by
/s/ Andrew Sidford
Name:	Andrew Sidford
Title:	Managing Director

by
/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

[Signature Page to Term Loan Agreement]

PNC Bank, National Association, as a Bank

by
/s/ Amanda Faloon
Name:	Amanda Faloon
Title:	Vice President

[Signature Page to Term Loan Agreement]